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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM 8-K

                                ---------------

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                         Date of Report: June 10, 1999

                               TMP WORLDWIDE INC.

             (Exact name of Registrant as specified in its charter)

                            ------------------------

       DELAWARE                  0-21571                   13-3906555
-----------------------  -----------------------  -----------------------------
       (State of          (Commission File No.)         (I.R.S. Employer
    Incorporation)                                     Identification No.)

    1633 BROADWAY, NEW YORK, NEW YORK                        10019
-----------------------------------------  -----------------------------------------
(Address of principal executive offices)                  (Zip Code)

        Registrant's telephone number, including area code: 212-977-4200

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
ITEM 5. OTHER EVENTS.

    During the period April 30, 1999 through May 31, 1999, TMP Worldwide Inc. and Subsidiaries (the "Company" or "TMP") consummated mergers with the following companies (the "Second Quarter 1999 Pooled Companies"), in transactions which provided for the exchange of all of the outstanding stock of each entity for a total of 900,240 shares of TMP common stock and have been accounted for as poolings of interests (the "Second Quarter 1999 Mergers").

                                         NATURE OF                REGION OF                            NUMBER OF TMP
            ENTITY                      OPERATIONS                OPERATIONS        ACQUISITION DATE   SHARES ISSUED
-------------------------------  -------------------------  ----------------------  ----------------  ---------------
Interquest, Pty. Limited         Temporary contracting and  Pacific Rim               April 30, 1999       176,695
  ("Interquest")                 search & selection
LIDA Advertising, Inc. ("LIDA")  Advertising                North America               May 19, 1999       112,606
Maes & Lunau ("M&L")             Search & selection         Continental Europe          May 20, 1999       110,000
IN2, Inc. ("IN2")                Internet                   North America               May 28, 1999       289,031
Lemming & LeVan, Inc. ("L&L")    Search & selection         North America               May 28, 1999       122,908
Yellow Pages Unlimited, Inc.     Advertising                North America               May 28, 1999        89,000
  ("YPU")

    The Company's consolidated financial statements have been retroactively restated as of March 31, 1999 and December 31, 1998 and 1997 and for the three months ended March 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1998, to reflect the consummation of the Second Quarter 1999 Mergers. The supplemental consolidated financial statements included herein give retroactive effect to the Second Quarter 1999 Mergers, which have been accounted for using the pooling of interests method and, as a result, the financial position, results of operations and cash flows are presented as if the Second Quarter 1999 Pooled Companies had been consolidated for all periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical financial statements of the Company upon issuance of the financial statements for the period that includes the consummation of the Second Quarter 1999 Mergers. The supplemental consolidated statements of stockholders' equity reflect the accounts of TMP as if the common stock issued in connection with the Second Quarter 1999 Mergers had been issued for all periods presented.

    In the supplemental consolidated balance sheets, the balance sheets of TMP as of March 31, 1999 and December 31, 1998 and 1997 have been combined with those of the Second Quarter 1999 Pooled Companies as of March 31, 1999 and December 31, 1998 and 1997, respectively, except for Interquest, for which the balance sheet as of June 30, 1998 was combined with that of TMP as of December 31, 1997. The supplemental consolidated statements of operations combine the results of TMP for the three months ended March 31, 1999 and 1998 and each year in the three year period ended December 31, 1998 with those of the Second Quarter 1999 Pooled Companies for the same periods except for Interquest, for which the statement of operations for the years ended June 30, 1998 and 1997 are combined with those of TMP for the years ended December 31, 1997 and 1996. Consequently, the results for Interquest for the six months ended June 30, 1998 are included in the Supplemental Consolidated Statements of Operations for the years ended December 31, 1998 and 1997. When translated at the appropriate exchange rates for the December 31, 1998 and 1997 periods, for the six months ended June 30, 1998, revenue was approximately $10.9 million and $12.8 million, net income was approximately $.4 million and $.5 million, and the effect on the diluted net income per share was $.01 and $.01, respectively.

    The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with TMP's historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 1998 and its supplemental consolidated financial statements included in the Company's Current Report on Form 8-K dated April 21, 1999.

    The Management's Discussion and Analysis of Financial Condition and Results of Operations which follows is reflective of the supplemental consolidated financial statements referred to above.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    Statements in this Current Report on Form 8-K concerning our business outlook or future economic performance, anticipated profitability, gross billings, commissions and fees, revenue, expenses or other financial items and statements concerning assumptions made or exceptions as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors which would cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, (i) the uncertain acceptance of the Internet and our Internet content, (ii) that we have grown rapidly and there can be no assurance that we will continue to be able to grow profitably or manage our growth, (iii) risks associated with acquisitions,
(iv) competition, (v) our quarterly operating results have fluctuated in the past and are expected to fluctuate in the future, (vi) our business experiences seasonality, (vii) the loss of services of certain key individuals could have a material adverse effect on our business, financial condition or operating results, (viii) we have entered into certain transactions with affiliated parties and (ix) that we are controlled by one stockholder, Andrew J. McKelvey.

OVERVIEW

    A substantial part of our growth has been achieved through acquisitions. For the period January 1, 1996 through March 31, 1999, we completed 51 acquisitions, including in pooling of interests transactions, Johnson, Smith & Knisely Inc. ("JSK"), TASA Holding AG ("TASA"), Stackig, Inc. ("Stackig"), Recruitment Solutions Inc., Sunquest L.L.C. d.b.a. The SMART Group, and The Consulting Group (International) Limited ("TCG"), in 1998 (the "1998 Mergers"), and Morgan & Banks Limited ("M&B") in January 1999 (the "M&B Merger"), and issued approximately 8.7 million shares of our common stock in exchange for all of the outstanding common stock of these seven companies. Furthermore, from April 30 through May 31, 1999, we completed mergers with the six companies listed below (the "Second Quarter 1999 Pooled Companies"), which provided for the exchange of all of the outstanding stock of such companies for a total of 900,240 shares of TMP common stock and which have been accounted for as poolings of interests (the "Second Quarter 1999 Mergers").

                                          NATURE OF                REGION OF                            NUMBER OF TMP
             ENTITY                      OPERATIONS                OPERATIONS        ACQUISITION DATE   SHARES ISSUED
--------------------------------  -------------------------  ----------------------  ----------------  ---------------
Interquest, Pty. Limited          Temporary contracting and  Pacific Rim               April 30, 1999       176,695
("Interquest")                    Search & selection
LIDA Advertising, Inc. ("LIDA")   Advertising                North America               May 19, 1999       112,606
Maes & Lunau ("M&L")              Search & selection         Continental Europe          May 20, 1999       110,000
IN2, Inc. ("IN2")                 Internet                   North America               May 28, 1999       289,031
Lemming & LeVan, Inc. ("L&L")     Search & selection         North America               May 28, 1999       122,908
Yellow Pages Unlimited, Inc.      Advertising                North America               May 28, 1999        89,000
("YPU")

    Accordingly, the supplemental consolidated financial statements in our Current Report on Form 8-K filed on April 21, 1999, which reflect the consummation of the M&B Merger, are being retroactively restated to reflect the Second Quarter 1999 Mergers and, as a result, the financial position, results of operations and cash flows are presented as if the Second Quarter 1999 Pooled Companies had been consolidated for all periods presented. In addition, for the period of January 1, 1996 through March 31,

1999, we completed 44 acquisitions, which were accounted for using the purchase method, with estimated annual gross billings of approximately $591 million. Given the significant number of acquisitions in each of the periods presented, the results of operations from period to period may not necessarily be comparable.

    Gross billings refer to billings for advertising placed in telephone directories, newspapers, new media and other media, and associated fees for related services, fees earned for search & selection and related services, and revenue from temporary contracting services. While gross billings are not included in our consolidated financial statements because they include a substantial amount of funds which are collected from our clients but passed through to publishers for advertisements, the trends in gross billings directly impact the total revenue earned. For recruitment and yellow page advertising, we earn commissions based on a percentage of the media advertising purchased at a rate established by the related publisher, and associated fees for related services. Publishers typically bill us for the advertising purchased by clients and we in turn bill our clients for this amount. Generally, the payment terms with yellow page clients require payment to us prior to the date payment is due to publishers. The payment terms with recruitment advertising clients typically require payment when payment is due to publishers. Historically, we have not experienced substantial problems with unpaid accounts.

    For recruitment advertising placements in the U.S., publisher commissions average 15% of recruitment advertising gross billings. We also earn fees from related services such as campaign development and design, retention and referral programs, brochures and other collateral services, research and other creative and administrative services. Outside of the U.S., where, collectively, we derive the majority of our recruitment advertising commissions and fees, our commission rates for recruitment advertising vary, ranging from approximately 10% in Australia to 15% in Canada and the United Kingdom.

    We design and execute yellow page advertising programs, receiving an effective commission rate from directory publishers of approximately 20% of yellow page gross billings. In general, publishers consider orders renewed unless actively canceled. In addition to base commissions, certain yellow pages publishers pay increased commissions for volume placement by advertising agencies. We typically recognize this additional commission, if any, in the fourth quarter when it is certain that such commission has been earned. The amounts reported in the fourth quarters of 1998, 1997 and 1996 were $0.9 million, $2.0 million and $3.5 million, respectively.

    Through our search & selection services, we identify and screen candidates for hiring by clients based on criteria established by such clients. We entered this business in 1998 by acquiring, JSK, the 12th largest executive search firm in the U.S. according to Kennedy Publications, an official ranking service for the search industry, TASA, an international executive search firm, both of which were accounted for as poolings of interest, and five regional European firms, including TCG, whose acquisition was accounted for as a pooling of interests. In the first quarter of 1999 we merged with M&B, the largest search & selection firm in Australia, in a pooling of interests transaction and acquired two European search & selection firms (one with operations in eastern Europe and one in Belgium). In the second quarter of 1999, in pooling of interests transactions, we merged with three companies with search and selection operations, M&L in the Netherlands, L&L in the United States and Interquest in Australia.

    Interquest is primarily a provider of temporary contracting services, a business we entered with the M&B merger in January 1999.

    Fees related to our Internet business are derived from recruitment advertisement and related services placed on the Internet, primarily TMP's own Website, Monster.com, employment searches sourced through the Internet, Internet related advertising services provided to our yellow page clients and the providing of interactive advertising services as well as technologies that allow advertisers to measure sales, repeat traffic and other key brand and e-commerce metrics back to individual marketing units, such as banners, giving the advertisers the ability to greatly reduce costs, while driving only the most qualified users to their websites.

    Our yellow page and recruitment advertising revenue increased from $171.3 million in 1996 to $271.0 million in 1998, primarily as a result of acquisitions which are included in the financial statements using the purchase method of accounting from their respective dates of acquisition made from January 1, 1996 through December 31, 1998. Search & selection revenue grew from $121.2 million in 1996 to $167.2 million in 1998 primarily as a result of increased demand for these services by new and existing clients. Temporary contracting revenue increased from $132.1 million in 1996 to $211.1 million in 1998 reflecting an increase in the use of temporary contract personnel and a greater demand for executive and information technology temporary contract personnel. Internet revenue increased from $6.9 million in 1996 to $50.2 million in 1998 reflecting an increase in the acceptance of our Internet products from existing and new clients and increased sales and marketing activities. We are continuously monitoring the marketplace for opportunities to expand our presence in yellow page and recruitment advertising, search & selection, temporary contracting and Internet-related opportunities, and intend to continue our acquisition strategy to supplement our internal growth and the expansion of our businesses.

    Based on our consolidated results for the years ended December 31, 1998, 1997 and 1996, 62%, 61%, and 58%, respectively, of our consolidated revenue were attributable to clients outside the U.S.

    Our operating expenses have increased significantly since 1996 primarily as a result of acquisitions, hiring to support gross billings growth for our Internet and recruitment businesses and marketing for our Internet business.

    Salaries and related costs increased $117.1 million to $294.9 million for the year ended December 31, 1998 from $177.8 million for the year ended December 31, 1996, a 65.8% increase, supporting a $665.9 million or a 62.2% increase in gross billings over the same period. When measured as a percent of gross billings, salaries and related costs for the year ended December 31, 1998 were 17.0%, up slightly from 16.6% for the comparable 1996 period. Salaries and related costs include total payroll and associated benefits as well as payroll taxes, sales commissions, recruitment fees and training costs.

    Temporary contracting costs increased $64.7 million to $175.1 million for the year ended December 31, 1998 from $110.4 million for the year ended December 31, 1996, a 58.6% increase. The decrease in costs as a percentage of temporary contracting revenue from 83.6% to 83.0% reflects an increase in our executive temporary contracting business which has a higher markup than temporary contracting for clerical and support staff.

    Office and general expenses increased $55.1 million to $155.3 million for the year ended December 31, 1998 from $100.2 million for the year ended December 31, 1996, a 55.0% increase, primarily due to increased costs needed to support the increased gross billings, the expansion of recruitment offices through acquisitions in the U.S. and foreign markets, and marketing costs to promote the growth of our Internet business. When measured as a percent of gross billings, office and general costs for the year ended December 31, 1998 were 8.9%, down from 9.4% for the comparable 1996 period. This cost category includes expenses for office operations, business promotion, market research, advertising, professional fees and fees paid to our primary lending institution for its services in the processing and collection of payments for accounts receivable.

    Merger costs reflect expenses incurred with acquisitions accounted for as poolings of interests. Costs include employee stay bonuses paid with TMP common stock or cash, fees for legal, advisory and accounting services and registration costs for shares issued in connection with certain of the mergers.

    Amortization of intangibles includes amortization of acquisition related charges, including the costs in excess of fair market value of net assets of businesses acquired and capitalized costs for non-compete arrangements with the principals of acquired companies. This acquisition related amortization was $9.4 million, $6.8 million and $4.7 million for the years ended December 31, 1998, 1997 and 1996, respectively.

    The special CEO bonus for the years ended December 31, 1998 and 1997 of $1.3 and $1.5 million reflects non-cash charges, recorded in compliance with Staff Accounting Bulletin No. 79 ("SAB 79"), for a bonus mandated by the Principal Stockholder's employment contract, even though such bonus was irrevocably waived. The contractual obligation to pay such bonus was eliminated as of November 1998. The special compensation for the year ended December 31, 1996, reflects a non-cash, non-recurring charge of approximately $52.0 million resulting from the issuance of approximately 3.6 million shares of our common stock to stockholders of our predecessor companies in exchange for their shares in those companies. This charge was incurred because these stockholders had received such shares for nominal or no consideration as employees or as management of such companies and, accordingly, were not considered to have made substantive investments for their shares.

    Net interest expense includes interest: (i) on loans made by our primary lender under our financing agreement with such lender, (ii) to certain vendors,
(iii) on capitalized lease obligations, (iv) on net amounts payable to the holders of seller financed notes and (v) on a term loan related to the purchase of certain transportation equipment. In addition, 1996 net interest expense includes a non-recurring charge of approximately $2.6 million to reflect, upon exercise of the warrant issued in connection with our financing agreement, the difference between the value of the stock issued at the initial public offering price of $14.00 per share and the value recorded for the warrant when it was originally issued.

RESULTS OF OPERATIONS

    The following table sets forth our gross billings, revenue and revenue as a percentage of gross billings, EBITDA and cash flow information.

                                                                                             THREE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                 ----------------------------------------  ----------------------
                                                     1996          1997          1998         1998        1999
                                                 ------------  ------------  ------------  ----------  ----------

                                                              (IN THOUSANDS)
Gross billings:
  Recruitment advertising......................  $    342,379  $    604,420  $    794,234  $  206,618  $  195,297
  Yellow page advertising......................       459,348       488,236       506,907     112,048     117,054
  Search & selection...........................       130,378       155,714       168,149      39,998      42,667
  Internet(1)..................................         6,939        20,553        56,666       8,932      23,091
  Temporary contracting........................       132,110       186,458       211,089      46,532      60,648
                                                 ------------  ------------  ------------  ----------  ----------
  Total........................................  $  1,071,154  $  1,455,381  $  1,737,045  $  414,128  $  438,757
                                                 ------------  ------------  ------------  ----------  ----------
                                                 ------------  ------------  ------------  ----------  ----------
Revenue:
  Recruitment advertising......................  $     71,741  $    127,211  $    167,234  $   43,478  $   42,543
  Yellow page advertising......................        99,573       101,830       103,768      22,742      23,170
  Search & selection...........................       121,162       154,897       167,180      39,998      41,986
  Internet(1)..................................         6,939        19,470        50,158       8,042      20,538
                                                 ------------  ------------  ------------  ----------  ----------
  Total commissions and fees...................       299,415       403,408       488,340     114,260     128,237
  Temporary contracting........................       132,110       186,458       211,089      46,532      60,648
                                                 ------------  ------------  ------------  ----------  ----------
  Total revenue................................  $    431,525  $    589,866  $    699,429  $  160,792  $  188,885
                                                 ------------  ------------  ------------  ----------  ----------
                                                 ------------  ------------  ------------  ----------  ----------

                                                                                             THREE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                 ----------------------------------------  ----------------------
                                                     1996          1997          1998         1998        1999
                                                 ------------  ------------  ------------  ----------  ----------
                                                              (IN THOUSANDS)
Revenue as a percentage of gross billings:
  Recruitment advertising......................          21.0%         21.0%         21.1%       21.0%       21.8%
  Yellow page advertising......................          21.7%         20.9%         20.5%       20.3%       19.8%
  Search & selection...........................          92.9%         99.5%         99.4%      100.0%       98.4%
  Internet(1)..................................         100.0%         94.7%         88.5%       90.0%       88.9%
  Total commissions and fees...................          31.9%         31.8%         32.0%       31.1%       33.9%
  Temporary contracting........................         100.0%        100.0%        100.0%      100.0%      100.0%
  Total........................................          40.3%         40.5%         40.3%       38.9%       43.0%
  EBITDA(2)....................................  $     (2,212) $     68,300  $     69,133  $   16,956  $   18,159
  Cash provided by (used in) operating
    activities.................................  $     31,271  $     34,540  $     67,176  $   (2,955) $  (10,975)
  Cash used in investing activities............  $    (43,210) $    (83,736) $    (47,874) $   (6,169) $  (17,578)
  Cash provided by (used in) financing
    activities.................................  $     15,340  $     52,425  $     (9,089) $    8,570  $   16,151
  Effect of exchange rate changes on cash......  $         --  $         --  $         --  $       31  $      725

------------------------

(1) Represents fees earned in connection with yellow page, recruitment and other advertisements placed on the Internet and employment searches sourced through the Internet.

(2) Earnings before interest, income taxes, depreciation and amortization. EBITDA is presented to provide additional information about our ability to meet our future debt service, capital expenditures and working capital requirements and is one of the measures which determines our ability to borrow under our credit facility. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity.

    EBITDA for the indicated periods is calculated as follows:

                                                                                     THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,            MARCH 31,
                                                  --------------------------------  --------------------
                                                     1996       1997       1998       1998       1999
                                                  ----------  ---------  ---------  ---------  ---------

                                                           (IN THOUSANDS)
Net income (loss)...............................  $  (38,957) $  23,868  $  14,409  $   5,036  $   3,890
Interest expense, net...........................      14,126      8,891     10,607      2,466      2,730
Income tax expense..............................       9,733     15,770     13,821      3,416      3,056
Depreciation and amortization...................      12,886     19,771     30,296      6,038      8,483
                                                  ----------  ---------  ---------  ---------  ---------
EBITDA..........................................  $   (2,212) $  68,300  $  69,133  $  16,956  $  18,159
                                                  ----------  ---------  ---------  ---------  ---------
                                                  ----------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THE THREE MONTHS ENDED MARCH 31,
  1998

    Gross billings for the three months ended March 31, 1999 were $438.8 million, a net increase of $24.7 million or 6.0% from $414.1 million for the three months ended March 31, 1998. Total revenue for the three months ended March 31, 1999 was $188.9 million, an increase of $28.1 million or 17.5% from $160.8 million in the comparable three months of 1998. Recruitment commissions & fees were $42.5 million for the three months ended March 31, 1999 compared with $43.5 million for the three months ended March 31, 1998, a decrease of $1.0 million or 2.3%. This decrease was primarily due to a decline in print media advertising in the U.S. and the U.K., offset substantially by an increase in creative and collateral business (such as: campaign development, referral & retention programs, multi-media presentations, brochures and posters) for existing clients, growth from new and existing clients in Continental Europe and acquisitions. Yellow page commissions and fees were $23.2 million for the three months ended March 31, 1999, an increase of $.5 million or 1.9% from $22.7 million for the comparable three months in 1998. This increase was due to increases in client spending, new clients and acquisitions. Search & selection commissions and fees were $42.0 million up $2.0 million or 5.0% from $40.0 million for the comparable three months of 1998, due primarily to acquisitions in Europe. Internet commissions and fees for the three months ended March 31, 1999 were $20.5 million, an increase of 155.4% or $12.5 million as compared with $8.0 million for the three months ended March 31, 1998. The increase in Internet revenue from the March 1998 period to the March 1999 period, is due to: (i) an increasing acceptance of our Internet services and products from existing clients, new clients and Internet users, (ii) price increases on certain products, (iii) increases in the services and content available on our Websites, (iv) expansion into certain European markets and (v) the benefits of strategic alliances with other Internet service and content providers. Temporary contracting revenue was $60.6 million, up $14.1 million or 30.3% from $46.5 million for the period ended March 31, 1998. The increase reflects an increase in the number of contractors placed due to increased marketing efforts, a greater need for information technology personnel and an increase in the executive temporary contracting business, which has a mark-up higher than for general and support staff.

    Operating expenses for the three months ended March 31, 1999 were $179.0 million, compared with $149.7 million for the same period in 1998. The increase of $29.3 million or 19.6% is primarily due to (a) $7.2 million in expenses for temporary contracting operations, (b) $17.4 million in higher operating costs to support expanding Internet operations and (c) $4.7 million in merger costs related to acquisitions accounted for as pooling of interests. Salaries and related costs for the three months ended March 31, 1999 were $79.8 million or 42.2% of total revenue, compared with $65.8 million or 40.9% of total revenue for the same period in 1998. The increase of $14.0 million or 21.3% is primarily due to increased Internet operations and acquisitions. Temporary contracting costs were $50.6 million, an increase of $7.2 million or 16.7% over the $43.4 million for the comparable period in 1998. This increase is due to the increase in business, as discussed above. Office and general expenses for the three months ended March 31, 1999 were $41.2 million or 21.8% of total revenues compared with $37.9 million or 23.6% of total revenue for the same period in 1998. The increase of $3.3 million or 8.8% is primarily due to higher marketing costs for our Internet operations, including Monster.com, partially offset by reductions in recruitment advertising reflecting increased economies of scale. Additionally, the decrease as a percentage of revenue was affected by the higher temporary contracting revenue which did not result in a similar increase in office and general expenses. Merger costs for the three months ended March 31, 1999 were $4.7 million, the majority of which were related to the M&B Merger, but also included $1.5 million for the amortization of employee stay bonuses payable in shares of TMP common stock in connection with certain of the mergers consummated in 1998 and accounted for as poolings of interests.

    As a result of the above, operating income for the three months ended March 31, 1999 was $9.9 million a decrease of $1.2 million or 10.8% from $11.1 million for the comparable period last year.

    Net interest expense for the three months ended March 31, 1999 was $2.7 million, an increase of $.2 million or 10.7%, from $2.5 million for the comparable 1998 period. This increase reflects additional borrowings for acquisitions and equipment financing.

    Taxes on income for the three months ended March 31, 1999 were $3.1 million on a $7.1 million pre-tax profit compared with a tax expense of $3.4 million on an $8.6 million pre-tax profit for the same period last year. The effective tax rate for the three month period ended March 31, 1999 was 42.8%, up from the 39.9% effective rate for the comparable period in 1998. The higher 1999 rate reflects the effects of a portion of the merger costs which are not deductible for tax.

    Minority interests in consolidated earnings for the three months ended March 31, 1999 were $99,000 compared with $16,000 for the three months ended March 31, 1998. Equity in losses of affiliates, which reflects losses associated with the real estate advertising company in which the Company holds a minority interest, was a loss of $100,000 for the three months ended March 31, 1999 compared to a loss of $87,000 for the comparable period in 1998.

    As a result of all of the above, net income available to common and Class B common stockholders for the three months ended March 31, 1999 was $3.9 million, a decrease of $1.1 million from $5.0 million for the three months ended March 31, 1998. On a diluted per share basis, net income available to common and Class B common stockholders for the three months ended March 31, 1999 was $0.10, a decrease of $0.04 or 28.6% from $0.14 for the comparable 1998 period.

THE YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

    Gross billings for the year ended December 31, 1998 were $1,737.0 million, a $281.6 million or 19.3% increase when compared to gross billings of $1,455.4 million for the year ended December 31, 1997. This increase in gross billings resulted primarily from acquisitions in recruitment advertising and growth in our temporary contracting and Internet businesses. Total revenue for the year ended December 31, 1998 was $699.4 million, an increase of $109.5 million or 18.6% from $589.9 million for the year ended December 31, 1997. Recruitment advertising commissions and fees were $167.2 million for the year ended December 31, 1998 compared with $127.2 million for the year ended December 31, 1997, an increase of $40.0 million or 31.4%. This increase was primarily due to acquisitions, which contributed approximately $38.6 million and approximately $4.1 million from increased client spending and new clients, partially offset by client losses and a decrease from foreign currency exchange fluctuations with a negative effect of approximately $2.9 million. Yellow page commissions and fees were $103.8 million for the year ended December 31, 1998 compared with $101.8 million for the year ended December 31, 1997, an increase of 2.0% or $2.0 million. All of the increase was due to acquisitions. Search & selection fees were $167.2 million compared with $154.9 million for the year ended December 31, 1997, an increase of $12.3 million or 7.9%, due primarily to increased business from existing clients and new clients in executive search. Temporary contracting revenue was $211.1 million for the years ended December 31, 1998, an increase of $24.6 million or 13.2% when compared with $186.5 million for the year ended December 31, 1997. This increase reflects expansion of this service to new clients. Internet commissions and fees for the year ended December 31, 1998 were $50.2 million, an increase of 157.6% or $30.7 million from $19.5 million for the year ended December 31, 1997 due to an increasing acceptance of our Internet products from existing and new clients, the benefits of "co-branding" marketing efforts with other Internet content providers and increased sales and marketing activities.

    Operating expenses for the year ended December 31, 1998 were $658.4 million, compared with $541.6 million for 1997. The increase of $116.8 million or 21.6% reflects acquisition activity, including $22.4 million for merger costs, and costs related to the internal growth of our business.

    Salaries and related costs for the year ended December 31, 1998 were $294.9 or 42.2% of revenue, compared with $246.6 or 41.8% of revenue for the same period in 1997. The increase is due primarily to acquisitions and growth in search & selection fees.

    Temporary contracting costs increased $20.0 million or 12.9% to $175.1 million for the year ended December 31, 1998. This increase is primarily due to the increased number of temporary contract workers placed during 1998 as compared with the prior period. As a percentage of temporary contracting revenue, temporary contracting costs decreased to 83.0% for the year ended December 31, 1998 from 83.2% for the year ended December 31, 1997. This lower cost percentage reflects greater growth in the executive temporary contracting business, which has a mark-up higher than that for clerical and support staff.

    Office and general expenses increased $23.8 million to $155.4 million for the year ended December 31, 1998, primarily due to acquisitions and expenditures to grow our Internet business. As a percent of total revenue, office and general expenses decreased to 22.2% for the year ended December 31, 1998 from 22.3% for the year ended December 31, 1997.

    In connection with the 1998 Mergers and the M&B Merger, we expensed merger related costs of $22.4 million for the year ended December 31, 1998, consisting of (1) $11.9 million of non-cash employee stay bonuses, which included (a) $3.6 million for the amortization of a $6.0 million charge being expensed over the eighteen months from April 1, 1998 to September 30, 1999 for TMP shares set aside for key personnel of JSK and TCG who must remain employees for a full year in order to earn such shares and (b) $8.3 million for TMP shares to key personnel of TASA and Stackig as employee stay bonuses, (2) $1.5 million of stay bonuses paid as cash to key personnel of one of the companies merged in 1998 and
(3) $9.0 million of transaction related costs, including fees for legal, accounting and advisory services and the costs incurred for the subsequent registration of shares issued in the acquisitions. The after tax effect of this charge is $16.1 million or $.45 per diluted share. (See Notes 1 and 5 to the Company's Supplemental Consolidated Financial Statements included elsewhere herein.)

    Amortization of intangibles was $9.4 million for the year ended December 31, 1998 compared to $6.8 million for the year ended December 31, 1997. The increase is due to our continued growth through acquisitions. As a percentage of total revenue, amortization of intangibles was 1.3% and 1.2% for the year ended December 31, 1998 and 1997, respectively.

    As a result of all of the above, operating income decreased $7.2 million to $41.0 million for the year ended December 31, 1998 as compared with operating income of $48.2 million for the year ended December 31, 1997 and as a percent of total revenue decreased to 5.9% from 8.2%.

    Net interest expense increased $1.7 million to $10.6 million for the year ended December 31, 1998 as compared to $8.9 million for the year ended December 31, 1997, reflecting a net increase in debt as a result of acquisitions and capital expenditures. The Company's effective interest rate was 10.5% for the year ended December 31, 1998 compared with 10.4% for the year ended December 31, 1997.

    Taxes on income decreased $2.0 million to $13.8 million for the year ended December 31, 1998 from $15.8 million for the year ended December 31, 1997 primarily due to lower pre-tax income. The effective tax rate for the year ended December 31, 1998 was 48.2% compared with 39.5% for the year ended December 31, 1997. The higher effective rate in 1998 reflects the non-deductibility of certain costs associated with the 1998 Mergers and the M&B Merger.

    For the year ended December 31, 1998, equity in losses of affiliates was $396,000, reflecting losses at our minority owned real estate advertising affiliate, as compared with a $33,000 loss for the same period in 1997. Minority interests in consolidated earnings for the year ended December 31, 1998 were $28,000 compared with $296,000 for the year ended December 31, 1997.

    As a result of all of the above, the net income applicable to common and Class B common stockholders was $14.4 million for the year ended December 31, 1998, or $.39 per diluted share, compared with net income of $23.7 million, or $.69 per diluted share for the year ended December 31, 1997.

THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

    Gross billings for the year ended December 31, 1997 were $1,455.4 million, a $384.3 million or 35.9% increase when compared to gross billings of $1,071.1 million for the year ended December 31, 1996. The growth is primarily due to acquisitions in recruitment advertising, rate increases in yellow page advertising, increased clients and higher client spending for search & selection, and growing acceptance of the Company's Internet products.

    Total revenue increased to $589.9 million for the year ended December 31, 1997 from $431.5 million for the year ended December 31, 1996, an increase of 36.7%. This reflects increases, as compared to the prior year period, in revenue for (a) recruitment advertising of $55.5 million or 77.3%, (b) yellow page advertising of $2.3 million or 2.3%, (c) search & selection of $33.7 million or 27.8%, (d) Internet of $12.6 million or 180.6% and (e) temporary contracting of $54.3 million or 41.1%. A substantial portion of the increase in commissions and fees derived from recruitment advertising was due to acquisitions, including

$15.5 million from Austin Knight, acquired in August 1997, and the remainder was due to higher client spending and new clients. The increase in commissions and fees derived from yellow page advertising was due primarily to increased rates by the yellow page publishers and an acquisition, substantially offset by lower publisher incentives and the full year effect of accounts lost and resigned in 1996. The increase in commissions and fees for search & selection was primarily due to increased client spending in the U.S. Fees derived from Internet were generated from placements of Internet advertising. The Internet revenue increase reflects the continued customer acceptance of our Internet products both from our existing clients as well as new clients and price increases on certain products. The increase in temporary contracting revenue is due to expansion of temporary contract services.

    Salaries and related costs increased $68.8 million to $246.6 million for the year ended December 31, 1997. As a percentage of total revenue, salaries and related costs increased to 41.8% for the year ended December 31, 1997 from 41.2% for the year ended December 31, 1996. This increase was primarily due to additional staff required to service increased recruitment advertising billings, increased sales staffing for Internet, and generally higher salary and related costs as a percentage of commissions and fees for search & selection operations.

    Temporary contracting costs increased $44.7 million to $155.1 million for the year ended December 31, 1997, as compared with $110.4 million for the prior period and reflects a greater number of temporary contract workers placed in the year ended December 31, 1997 as compared with the prior period. As a percentage of temporary contracting revenue, temporary contracting costs declined slightly to 83.2% for the year ended December 31, 1997 from 83.6% for the year ended December 31, 1996.

    Office and general expenses increased $31.3 million to $131.5 million for the year ended December 31, 1997 as compared with $100.2 million for the prior period. As a percentage of total revenue, office and general expenses decreased to 22.3% for the year ended December 31, 1997 from 23.2% for the year ended December 31, 1996. This decrease was primarily due to (1) consolidation of offices, which slowed the growth of office related expenses, (2) increased growth in recruitment advertising commissions and fees combined with the relatively fixed nature of some of these expenses and (3) increased temporary contracting revenue which has relatively stable office and general expenses.

    Amortization of intangibles was $6.8 million for the year ended December 31, 1997 compared to $4.7 million for the year ended December 31, 1996. The increase is due to our continued growth through acquisitions. As a percentage of total revenue, amortization of intangibles was 1.2% and 1.1%, respectively, for the years ended December 31, 1997 and 1996.

    For 1996, special compensation of $52.0 million consists of a non-cash, non-recurring charge that reflects the value of shares issued in connection with the acquisition of the minority interests in predecessors of the Company because the stockholders had received such shares for nominal or no consideration and, accordingly, were not considered to have made a substantive investment for their shares. The value of such shares was based on the per share initial public offering price of $14.00 for our Common Stock.

    As a result of the above, operating income for the year ended December 31, 1997 increased $61.9 million to $48.2 million for the year ended December 31, 1997 as compared with an operating loss of $13.7 million for the year ended December 31, 1996 and as a percent of total revenue increased to 8.2% from (3.2)% for the year ended December 31, 1996.

    Net interest expense decreased $5.2 million to $8.9 million for the year ended December 31, 1997 as compared to $14.1 million for the year ended December 31, 1996. This decrease in interest expense is due primarily to the repayment of a portion of the debt with the net cash proceeds of our initial public and supplemental offerings. In addition, in 1996 there was a $2.6 million non-cash, non-recurring charge to reflect, upon exercise of a warrant issued in connection with our financing agreement, the value of the stock issued at our initial public offering price of $14.00 per share and the value recorded for the warrant when it was originally issued. Our effective interest rate was 10.4% for the year ended December 31, 1997 compared with 15.4% for the year ended December 31, 1996.

    Taxes on income increased $6.0 million to $15.7 million for the year ended December 31, 1997 from $9.7 million for the year ended December 31, 1996 primarily due to higher pre-tax income. The effective tax rate for the year ended December 31, 1997 was 39.5% compared with (34.4)% for the year ended December 31, 1996. The effective tax rate for 1997 was higher than the U.S. Federal statutory rate of 34.0% primarily due to nondeductible expenses of approximately $2.9 million and state taxes of $1.1 million. The effective tax rate for 1996 reflects a non-cash special compensation charge of $52.0 million, non-cash interest expense of $2.6 million and state taxes of $.4 million, as well as our inability to offset profits at certain subsidiaries with losses incurred by others.

    As a result of all of the above, the net income applicable to common and Class B common stockholders was $23.7 million for the year ended December 31, 1997, or $.69 per diluted share, compared with net loss of $39.2 million, or $(1.37) per diluted share for the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

    Our principal capital requirements have been to fund (i) acquisitions, (ii) working capital, (iii) capital expenditures and (iv) advertising and development of our Internet business. Our working capital requirements are generally higher in the quarters ending March 31 and June 30 during which payments to the major yellow page directory publishers are at their highest levels. We have met our liquidity needs over the last three years through (a) funds provided by operating activities, (b) equity offerings in 1997 and 1996, (c) long-term borrowings in 1997, (d) capital leases and (e) vendor financing in 1996. In December 1996, we completed our initial public offering of an aggregate of 4,147,408 shares of Common Stock at a purchase price of $14.00 per share in an underwritten public offering managed by Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Ladenburg Thalmann & Co. Inc. In the initial public offering, certain stockholders sold an additional aggregate of 652,592 shares of Common Stock. The net proceeds that we received from the initial public offering of $50.8 million were used to repay debt and, in early 1997, to pay down accounts payable and to redeem preferred stock. In September 1997, we completed a second public offering of an aggregate of 2,400,000 shares of Common Stock at a purchase price of $23.00 per share in an underwritten public offering managed by Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., BT Alex Brown Incorporated, Montgomery Securities and Ladenburg Thalmann & Co. Inc. In addition, certain stockholders sold an aggregate of 1,600,000 shares of common stock in such offering. Our net proceeds from this offering of $63.4 million, including net repayment of borrowings of $12.2 million, paid to us by certain stockholders were used to repay debt.

    Net cash used by operating activities for the three months ended March 31, 1999 was $11.0 million compared with a use of $3.0 million for the three months ended March 31, 1998. This increase of $8.0 million was primarily due to $9.2 million from the net effect of increases in accounts receivable over the increases in accounts payable & accrued liabilities, as adjusted for the tax benefit from the exercise of employee stock options, for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998. This increase was offset in part by (a) $1.1 million more from funds provided by net income and non-cash charges to earnings for the period ended March 31, 1999 than for the period ended March 31, 1998 and (b) a $0.4 million net decline in work in process, and prepaid and other assets. In addition, EBITDA was $18.2 million for the three months ended March 31, 1999 an increase of $1.2 million or 7.1% from $17.0 million for the three months ended March 31, 1998. The increase in EBITDA resulted from higher depreciation and amortization in 1999 offset in part by lower operating results, as discussed above.

    Our investing activities for the three months ended March 31, 1999 used cash of $17.6 million compared with $6.2 million for the three months ended March 31, 1998. The $11.4 million increase reflects a $10.7 million increase in payments for purchases of businesses, net of cash acquired, and an increase of $0.7 million in capital expenditures over the same period in 1998.

    Our financing activities for the three month period ended March 31, 1999 provided net cash of $16.2 million, compared with $8.6 million for the three month period ended March 31, 1998. This increase of $7.6 million primarily reflects a $5.6 million increase in cash received from the exercise of employee stock options and a $2.0 million increase in net borrowings for debt under our line of credit and other borrowing arrangements for the three months ended March 31, 1999 compared to March 31, 1998.

    At March 31, 1999, we had a $175 million committed line of credit from our primary lender pursuant to a revolving credit agreement. Of such line, at March 31, 1999, approximately $53.5 million was unused and accounts receivable as defined in the agreement was sufficient to allow draw down of the entire amount. In addition, we have secured lines of credit aggregating $22.9 million for our operations in Australia, France, Belgium and the Netherlands of which approximately $12.8 million was unused at March 31, 1999.

    Cash and cash equivalents at March 31, 1999 were $27.1 million, a decrease of $1.0 million from $28.1 million at March 31, 1998.

    Net cash provided by operating activities for the years ended December 31, 1998, 1997 and 1996 was $67.2 million, $34.5 million and $31.3 million, respectively. The increase in cash of $32.7 million from operating activities for 1998 over 1997 was primarily due to an increase of $40.3 million in accounts payable, accrued expenses and other current liabilities, a $10.5 million increase in depreciation and amortization costs and $8.3 million for the utilization of our common stock to pay bonuses, partially offset by decreases in net income of $9.5 million, $6.6 million in deferred income taxes and a $4.4 million increase in accounts receivable and work-in-process and $6.5 million in prepaid and other assets. In addition, in 1998 we paid approximately $10.6 million for restructuring. Such amount was applied against a reserve set up during 1997 in connection with acquisitions accounted for using the purchase method. This restructuring reserve totaled $16.8 million as of December 31, 1997, was increased by $10.0 million during 1998, with a corresponding increase to intangible assets, and reduced by the payments of $10.6 million leaving a restructuring reserve at December 31, 1998 of $16.2 million. (See Note 5 to the Company's Supplemental Consolidated Financial Statements included elsewhere herein.) The increase in cash from operating activities for 1997 over 1996 was primarily due to increased net income, after adding back the effect of non-cash charges in 1996, partially offset by higher payments of accounts payable, including amounts to substantially repay vendor financed payables.

    Net cash used in investing activities for the years ended December 31, 1998, 1997 and 1996 was $47.9 million, $83.7 million and $43.2 million, respectively. The $35.8 million decrease in 1998 as compared with 1997 was primarily due to $42.4 million less in payments for acquisitions, reflecting the use of shares to make acquisitions of businesses, and $4.5 million less in capital expenditures. In addition, during 1997 we received a net of $11.4 million from the Principal Stockholder and certain other stockholders paid primarily with funds received from their sale of shares included with our second public offering. Payments for businesses acquired using the purchase method of accounting, excluding $5.5 million in TMP stock, were $24.4 million in 1998, $66.8 million in 1997, of which $47.2 million was for Austin Knight, and $31.3 million in 1996. Capital expenditures, primarily for computer equipment and furniture and fixtures, were $23.7 million, $28.3 million and $12.7 million for the years ended December 31, 1998, 1997 and 1996, respectively. In addition, in 1997, we acquired certain transportation equipment and made capital improvements for a total of $6.8 million, replacing the transportation equipment sold during 1996 for $6.1 million, and simultaneously entered into a $7.8 million financing agreement to fund the purchase and provide additional operating funds. In December 1996, we sold certain transportation equipment for $6.1 million receiving a note for $2.7 million and retained $1.2 million in cash, after payment of related debt. We estimate that our expenditures for computer equipment and software, furniture and fixtures and leasehold improvements will be approximately $25.0 million for 1999.

    EBITDA was $69.1 million for the year ended December 31, 1998, an increase of $0.8 million from $68.3 million for the year ended December 31, 1997. As a percentage of total revenue, EBITDA decreased to 9.9% for the year ended December 31, 1998 from 11.6% for the year ended December 31, 1997. The decrease resulted primarily from the $18.8 million charge for merger costs ($22.4 million less $3.6 million in amortization of deferred compensation), which was 2.7% of total revenue for the year ended December 31, 1998, offset by increased depreciation and amortization of $10.5 million. For the year ended December 31, 1997, EBITDA was $68.3 million, an increase of $70.5 million from $(2.2) million for the year ended December 31, 1996, and as a percent of total revenue increased to 11.6% for the year ended December 31, 1997 as compared to (0.5)% for the year ended December 31, 1996 due to a higher operating profit. For the year ended December 31, 1996, EBITDA was $(2.2) million primarily due to the $52.0 million non-cash special compensation charge.

    Our financing activities include equity offerings, borrowings and repayments under our financing agreement and payments on (i) installment notes, principally to finance acquisitions, and (ii) capital leases. In the fourth quarter of 1996, we completed our initial public offering of 4,147,408 shares of Common Stock for net proceeds of $50.8 million and in the third quarter of 1997, we completed our second public offering of 2,400,000 shares of Common Stock for net proceeds of $51.2 million. With a portion of the proceeds received from our initial public offering in January 1997, we redeemed all of the shares of the cumulative preferred stock issued by a subsidiary, reported as a minority interest, and our previously issued preferred stock for approximately $3.1 million and $2.1 million, respectively. Such redemptions included approximately $100,000 each of premiums. Our financing activities used net cash of $9.1 million in 1998, and provided net cash of $52.4 million and $15.3 million in 1997 and 1996, respectively. In November, 1998 and 1997 we amended our financing agreement with our primary lender to provide for borrowings up to $175 million under a revolving credit facility. Such facility is used to finance our acquisitions and for working capital requirements. As of December 31, 1998, there was $97.7 million outstanding and approximately $77.3 million available under such facility. Our current interest rate under the agreement is LIBOR plus 87.5 basis points. In addition, we have secured lines of credit aggregating $24.0 million for our operations in Australia, France, Belgium and the Netherlands of which approximately $17.5 million was unused at December 31, 1998. We believe we will be able to fund our short-term cash needs through funds from operations, our credit facilities in the United States, the United Kingdom, Canada and Australia and, to a lesser extent, equipment leases. The borrowings are secured by a lien on substantially all of our assets. In addition, the financing agreement contains certain covenants which restrict, among other things, our ability to borrow, pay dividends, acquire businesses, guarantee debts of others and lend funds to affiliated companies and contains criteria on the maintenance of certain financial statement amounts and ratios.

    Part of our acquisition strategy is to pay, over time, a portion of the purchase price of certain acquisitions through seller financed notes. Accordingly, such notes are included in long-term debt, are generally payable over five years and totaled $8.0 million at December 31, 1998.

    We intend to continue our acquisition strategy and promotion of our Internet activities through the use of operating profits, borrowings against our long-term debt facility and seller financed notes. We believe that our anticipated cash flow from operations, as well as the availability of funds under our existing financing agreements and access to public equity and debt markets, will provide us with liquidity to meet our current forseeable cash needs for at least the next year. However, if we determine that conditions are favorable, we would consider additional corporate finance transactions.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. We do not expect the adoption of this standard to have a material effect on our capitalization policy.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations, financial position or cash flows.

YEAR 2000 ISSUE

    Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

STATE OF READINESS

    We have developed a comprehensive plan to deal with the Year 2000 issue. The plan is an evolving document as we continue to acquire and integrate companies throughout 1999. The plan is intended to achieve three basic objectives: to ensure that core systems will operate reliably through the year 2000 and beyond; to ensure that each business unit follows a consistent approach and adheres to project deadlines; and to track the status of all Year 2000 efforts.

    Our Year 2000 task force has conducted an inventory of and developed testing procedures for all software and other systems that it believes might be affected by Year 2000 issues. Since third parties developed and currently support many of the systems used, a significant part of this effort will be to ensure that these third-party systems are Year 2000 compliant. Our plan is to confirm this compliance by obtaining representations by these third parties that their products' are year 2000 compliant and through specific testing of these systems. Our plan is to complete this process prior to the end of the third quarter of 1999. Until such testing is completed and such vendors and providers are contacted, we will not be able to completely evaluate whether our systems will need to be revised or replaced.

COSTS

    We expect to incur approximately $3.0 million, globally, during 1999 in connection with identifying, evaluating and addressing Year 2000 compliance issues. Most of these costs relate to time spent by employees and consultants in making our systems Year 2000 compliant. Such costs, are not expected to have a material adverse effect on the Company's business, results of operations and financial condition.

RISKS

    We are not currently aware of any Year 2000 compliance problems relating to our systems that would have a material adverse effect on our business, results of operations and financial condition, without taking into account our efforts to avoid or fix such problems. There can be no assurance that we will not discover Year 2000 compliance problems in our systems that will require substantial revision. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material systems will not need to be revised or replaced, all of which could be time-consuming and expensive. Our failure to fix or replace our internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our internally developed proprietary software could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

    We are heavily dependent on a significant number of third-party vendors to provide both network services and equipment. A significant Year 2000-related disruption of the network, services or equipment that third-party vendors provide to us could cause our members and visitors to consider seeking alternate providers or cause an unmanageable burden on our technical support, which in turn could materially and adversely affect our business, financial condition and results of operations.

    In addition, we cannot assure you that governmental agencies, utility companies, internet access companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our customers, decrease the use of the internet or prevent users from accessing our Web sites which could have a material adverse effect on our business, results of operations and financial condition.

CONTINGENCY PLAN

    We are currently developing contingency plans for those systems which we consider at risk of not being Year 2000 compliant at least three months before year-end. The results of our Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent to which our contingency plans will be implemented.

FLUCTUATIONS OF QUARTERLY RESULTS

    Our quarterly commissions and fees are affected by the timing of yellow page directory closings which currently have a concentration in the third quarter. Yellow page publishers may change the timing of directory publications which may have an effect on our quarterly results. Our yellow page advertising results are also affected by commissions earned for volume placements for the year, which are typically reported in the fourth quarter. Our quarterly commissions and fees for recruitment advertising are typically highest in the first quarter and lowest in the fourth quarter; however, the cyclicality in the economy and our clients' employment needs have an overriding impact on our quarterly results in recruitment advertising. Moreover, our recruitment advertising acquisition activity has had more of an impact on our recently reported quarterly results than any other factor. (See Note 2 to the Company's Consolidated Financial Statements included elsewhere herein.)

    The following table sets forth summary quarterly unaudited financial information for the quarter ended March 31, 1999 and the years ended December 31, 1998 and 1997. Amounts have been restated to reflect the effect of the retroactive restatement for the Second Quarter 1999
Mergers: (in millions, except share and per share amounts).

                                                                                                            1999
                                                                                                           QUARTER
                                                                                                         -----------
                                                                                                          MARCH 31,
                                                                                                         -----------
Revenue:
  Recruitment advertising..............................................................................   $    42.5
  Yellow page advertising..............................................................................        23.2
  Search & selection...................................................................................        42.0
  Internet.............................................................................................        20.5
                                                                                                         -----------
Total commissions and fees.............................................................................       128.2
  Temporary contracting................................................................................        60.7
                                                                                                         -----------
Total revenue..........................................................................................   $   188.9
                                                                                                         -----------
                                                                                                         -----------
Operating income.......................................................................................   $     9.9
Net income applicable to common and Class B common stockholders........................................   $     3.9
Net income per common and Class B common share:
  Basic................................................................................................   $     .11
  Diluted..............................................................................................   $     .10
Weighted average shares outstanding (in thousands):
  Basic................................................................................................      36,381
  Diluted..............................................................................................      37,972

                                                                                  1998 QUARTERS
                                                               ---------------------------------------------------
                                                                MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                                               -----------  ---------  -------------  ------------
Revenue:
  Recruitment advertising....................................   $    43.5   $    43.2    $    39.7     $     40.8
  Yellow page advertising....................................        22.7        26.6         31.3           23.1
  Search & selection.........................................        40.0        43.0         42.4           41.8
  Internet...................................................         8.0        11.0         13.7           17.5
                                                               -----------  ---------  -------------  ------------
Total commissions and fees...................................       114.2       123.8        127.1          123.2
  Temporary contracting......................................        46.5        51.6         52.2           60.8
                                                               -----------  ---------  -------------  ------------
Total revenue................................................   $   160.7   $   175.4    $   179.3     $    184.0
                                                               -----------  ---------  -------------  ------------
                                                               -----------  ---------  -------------  ------------
Operating income.............................................   $    11.1   $    14.7    $    12.6     $      2.6
Net income (loss) applicable to common and Class B common
  stockholders...............................................   $     5.0   $     6.7    $     6.0     $     (3.3)
Net income (loss) per common and Class B common share:
  Basic......................................................   $    0.14   $    0.19    $    0.17     $    (0.09)
  Diluted....................................................   $    0.14   $    0.18    $    0.16     $    (0.09)
Weighted average shares outstanding (in thousands):
  Basic......................................................      35,795      35,846       35,869         35,910
  Diluted....................................................      37,129      36,923       37,047         35,910

                                                                                  1997 QUARTERS
                                                               ---------------------------------------------------
                                                                MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                                               -----------  ---------  -------------  ------------
Revenue:
  Recruitment advertising....................................   $    25.8   $    29.0    $    33.6     $     38.8
  Yellow page advertising....................................        21.4        24.6         30.0           25.7
  Search & selection.........................................        36.9        38.7         37.6           41.7
  Internet...................................................         4.0         4.7          5.0            5.8
                                                               -----------  ---------  -------------  ------------
Total commissions and fees...................................        88.1        97.0        106.2          112.0
  Temporary contracting......................................        46.2        46.1         47.0           47.3
                                                               -----------  ---------  -------------  ------------
Total revenue................................................   $   134.3   $   143.1    $   153.2     $    159.3
                                                               -----------  ---------  -------------  ------------
                                                               -----------  ---------  -------------  ------------
Operating income.............................................   $    13.0   $    12.3    $    13.9     $      9.0
Net income applicable to common and Class B common
  stockholders...............................................   $     6.9   $     6.0    $     6.1     $      4.7
Net income per common and Class B common share:
  Basic......................................................   $    0.21   $    0.18    $    0.18     $     0.13
  Diluted....................................................   $    0.21   $    0.18    $    0.18     $     0.13
Weighted average shares outstanding (in thousands):
  Basic......................................................      33,070      33,093       33,581         35,664
  Diluted....................................................      33,540      33,747       34,285         36,323

    Earnings (loss) per share calculations for each quarter include the weighted average effect for the quarter; therefore, the sum of the quarters may not equal the full year earnings (loss) per share amount, which reflects the weighted average effect on an annual basis. In addition, diluted earnings per share calculations for each quarter include the effect of stock options and warrants, when dilutive to the quarter.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

    The following are the supplemental consolidated financial statements and exhibits of TMP Worldwide Inc. and Subsidiaries which are filed as part of this report.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                                                                                                           PAGE NO.
                                                                                                          -----------
SUPPLEMENTAL CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED):

  Balance sheet as of March 31, 1999....................................................................         F-2

  Statements of income for the three months ended March 31, 1999 and 1998...............................         F-3

  Statements of comprehensive income for the three months ended March 31, 1999 and 1998.................         F-4

  Statement of stockholders' equity for the three months ended March 31, 1999...........................         F-5

  Statements of cash flows for the three months ended March 31, 1999 and 1998...........................         F-6

  Notes to supplemental consolidated condensed financial statements.....................................         F-7

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS:

  Report of Independent Certified Public Accountants....................................................        F-14

  Independent Auditor's Report to the Members of Morgan & Banks Limited.................................        F-15

  Balance sheets as of December 31, 1998 and 1997.......................................................        F-16

  Statements of operations for the years ended December 31, 1998, 1997 and 1996.........................        F-17

  Statements of comprehensive income (loss) for the years ended December 31, 1998, 1997 and 1996........        F-18

  Statements of stockholders' equity (deficit) for the years ended December 31, 1998, 1997 and 1996.....        F-19

  Statements of cash flows for the years ended December 31, 1998, 1997 and 1996.........................        F-20

  Notes to supplemental consolidated financial statements...............................................        F-21

  Report of Independent Certified Public Accountants....................................................        F-52

  Supplemental Schedule II: Valuation and qualifying accounts for the years ended December 31, 1998,
    1997 and 1996.......................................................................................        F-53

    All other schedules are omitted because the required information is either inapplicable or is included in the supplemental consolidated financial statements or the notes thereto.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED CONDENSED BALANCE SHEET

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                                        MARCH 31,
                                                                                                          1999
                                                                                                       -----------
ASSETS

Current assets:
  Cash and cash equivalents..........................................................................   $  27,149
  Accounts receivable, net...........................................................................     339,207
  Work-in-process....................................................................................      21,264
  Prepaid and other..................................................................................      25,830
                                                                                                       -----------
      Total current assets...........................................................................     413,450
Property and equipment, net..........................................................................      63,133
Deferred income taxes................................................................................       6,684
Intangibles, net.....................................................................................     217,524
Other assets.........................................................................................       7,795
                                                                                                       -----------
                                                                                                        $ 708,586
                                                                                                       -----------
                                                                                                       -----------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable...................................................................................   $ 262,252
  Accrued expenses and other liabilities.............................................................      92,820
  Accrued restructuring costs........................................................................      14,312
  Deferred revenue...................................................................................      16,111
  Deferred income taxes..............................................................................       4,808
  Current portion of long term debt..................................................................      11,779
                                                                                                       -----------
      Total current liabilities......................................................................     402,082
Long term debt, less current portion.................................................................     130,776
Other liabilities....................................................................................       8,818
                                                                                                       -----------
      Total liabilities..............................................................................     541,676
                                                                                                       -----------

Minority interests...................................................................................         601
                                                                                                       -----------

Stockholders' equity:
  Preferred stock, $.001 par value, authorized 800,000 shares; issued and outstanding-- none.........      --
  Common stock, $.001 par value, authorized 200,000,000 shares; issued and outstanding-- 34,317,456
    shares...........................................................................................          34
  Class B common stock, $.001 par value, authorized 39,000,000 shares; issued and
    outstanding--2,381,000...........................................................................           2
  Additional paid-in capital.........................................................................     200,531
  Other comprehensive loss...........................................................................        (920)
  Deficit............................................................................................     (33,338)
                                                                                                       -----------
Total stockholders' equity...........................................................................     166,309
                                                                                                       -----------
                                                                                                        $ 708,586
                                                                                                       -----------
                                                                                                       -----------

    See accompanying notes to supplemental consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

            SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1999        1998
                                                                                            ----------  ----------
Revenue:
Commissions and fees......................................................................  $  128,237  $  114,260
Temporary contracting.....................................................................      60,648      46,532
                                                                                            ----------  ----------
      Total revenue.......................................................................     188,885     160,792
                                                                                            ----------  ----------
Operating expenses:
  Salaries and related costs..............................................................      79,804      65,797
  Temporary contracting costs.............................................................      50,609      43,355
  Office and general expenses.............................................................      41,233      37,904
  Merger costs............................................................................       4,687      --
  Amortization of intangibles.............................................................       2,634       2,243
  CEO special bonus.......................................................................      --             375
                                                                                            ----------  ----------
      Total operating expenses............................................................     178,967     149,674
                                                                                            ----------  ----------
      Operating income....................................................................       9,918      11,118

Other expense:
  Interest expense, net...................................................................      (2,730)     (2,466)
  Other, net..............................................................................         (43)        (97)
                                                                                            ----------  ----------
      Total other expense, net............................................................      (2,773)     (2,563)
                                                                                            ----------  ----------
Income before provision for income taxes, minority interests and equity in losses of
  affiliates..............................................................................       7,145       8,555
Provision for income taxes................................................................       3,056       3,416
                                                                                            ----------  ----------
Income before minority interests and equity in losses of affiliates.......................       4,089       5,139
Minority interests........................................................................          99          16
Equity in losses of affiliates............................................................        (100)        (87)
                                                                                            ----------  ----------
Net income................................................................................  $    3,890  $    5,036
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Net income per common and Class B common share:
  Basic...................................................................................  $     0.11  $     0.14
                                                                                            ----------  ----------
                                                                                            ----------  ----------
  Diluted.................................................................................  $     0.10  $     0.14
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Weighted average shares outstanding:
  Basic...................................................................................      36,381      35,795
                                                                                            ----------  ----------
                                                                                            ----------  ----------
  Diluted.................................................................................      37,972      37,129
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    See accompanying notes to supplemental consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

     SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                            THREE MONTHS ENDED
                                                                                                MARCH 31,
                                                                                           --------------------
                                                                                             1999       1998
                                                                                           ---------  ---------
Net income...............................................................................  $   3,890  $   5,036
Foreign currency translation adjustment..................................................      2,096       (292)
                                                                                           ---------  ---------
Comprehensive income.....................................................................  $   5,986  $   4,744
                                                                                           ---------  ---------
                                                                                           ---------  ---------

    See accompanying notes to supplemental consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

     SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                      CLASS B
                                          COMMON STOCK             COMMON STOCK,                       OTHER
                                        $.001 PAR VALUE           $.001 PAR VALUE       ADDITIONAL    COMPRE-
                                    ------------------------  ------------------------    PAID-IN     HENSIVE
                                      SHARES       AMOUNT      SHARES       AMOUNT        CAPITAL      LOSS      DEFICIT
                                    -----------  -----------  ---------  -------------  -----------  ---------  ---------
Balance December 31, 1998.........   33,680,777   $      34   2,381,000    $       2     $ 183,148   $  (3,016) $ (36,435)
Issuance of options to outside
 salespersons as commission.......           --          --          --           --            45          --         --
Issuance of common stock in
 connection with the exercise of
 options..........................      465,986          --          --           --         5,855          --         --
Tax benefit from the exercise of
 stock options....................           --          --          --           --         2,637          --         --
Issuance of common stock in
 connection with acquisitions.....      149,216          --          --           --         7,944          --         --
Issuance of common stock for
 matching contribution to 401(k)
 plan.............................       21,477          --          --           --           902          --         --
Foreign currency translation
 adjustment.......................           --          --          --           --                     2,096         --
Net income........................           --          --          --           --            --          --      3,890
Dividends declared by pooled
 companies                                   --          --          --           --            --          --       (793)
                                                                                  --
                                    -----------         ---   ---------                 -----------  ---------  ---------
Balance, March 31, 1999...........   34,317,456   $      34   2,381,000    $       2     $ 200,531   $    (920) $ (33,338)
                                                                                  --
                                                                                  --
                                    -----------         ---   ---------                 -----------  ---------  ---------
                                    -----------         ---   ---------                 -----------  ---------  ---------


                                       TOTAL
                                    STOCKHOLDERS'
                                       EQUITY
                                    ------------
Balance December 31, 1998.........   $  143,733
Issuance of options to outside
 salespersons as commission.......           45
Issuance of common stock in
 connection with the exercise of
 options..........................        5,855
Tax benefit from the exercise of
 stock options....................        2,637
Issuance of common stock in
 connection with acquisitions.....        7,944
Issuance of common stock for
 matching contribution to 401(k)
 plan.............................          902
Foreign currency translation
 adjustment.......................        2,096
Net income........................        3,890
Dividends declared by pooled
 companies                                 (793)

                                    ------------
Balance, March 31, 1999...........   $  166,309

                                    ------------
                                    ------------

    See accompanying notes to supplemental consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                       THREE MONTHS ENDED MARCH
                                                                                                 31,
                                                                                       ------------------------
                                                                                          1999         1998
                                                                                       -----------  -----------
Cash flows from operating activities:
  Net income.........................................................................  $     3,890  $     5,036
                                                                                       -----------  -----------
    Adjustments to reconcile net income to net cash provided by (used in) operating activities:
      Depreciation and amortization of property and equipment........................        4,352        3,795
      Amortization of intangibles and deferred costs.................................        2,634        2,243
      Amortization of deferred compensation in connection with employee stay
        bonuses......................................................................        1,497           --
      Provision for doubtful accounts................................................          903        1,287
      Common stock issued for matching contribution to 401(k) plan...................          902          641
      CEO special bonus..............................................................           --          375
      Minority interests.............................................................           99           16
      Provision for deferred income taxes............................................       (1,887)         916
      Other..........................................................................          147          108
      Tax benefit from the exercise of employee stock options........................        2,637           --
      Effect of companies accounted for as poolings of interest included in both the
        current period and the previous year.........................................           --       (2,651)
    Changes in assets and liabilities, net of effects of purchases of businesses:
      Increase in accounts receivable, net...........................................      (24,694)      (8,128)
      Increase in work-in process....................................................       (2,955)      (2,799)
      Decrease in prepaid and other..................................................        1,380        1,220
      Decrease in other assets.......................................................        1,452        1,039
      Decrease in accounts payable and accrued liabilities...........................       (1,332)      (6,053)
                                                                                       -----------  -----------
        Total adjustments............................................................      (14,865)      (7,991)
                                                                                       -----------  -----------
        Net cash used in operating activities........................................      (10,975)      (2,955)
                                                                                       -----------  -----------
Cash flows from investing activities:
    Capital expenditures.............................................................       (5,548)      (4,886)
    Payments for purchases of businesses, net of cash acquired.......................      (12,030)      (1,283)
                                                                                       -----------  -----------
        Net cash used in investing activities........................................      (17,578)      (6,169)
                                                                                       -----------  -----------
Cash flows from financing activities:
    Payments on capitalized leases...................................................         (815)        (749)
    Borrowings under lines of credit and proceeds from issuance of debt..............      306,330      234,522
    Repayments under lines of credit and principal payments on debt..................     (294,432)    (224,659)
    Cash received from the exercise of employee stock options........................        5,855          215
    Dividends paid by pooled entities................................................         (787)        (759)
                                                                                       -----------  -----------
        Net cash provided by financing activities....................................       16,151        8,570
                                                                                       -----------  -----------
Effect of exchange rate changes on cash..............................................          725           31
                                                                                       -----------  -----------
Net decrease in cash and cash equivalents............................................      (11,677)        (523)
Cash and cash equivalents, beginning of period.......................................       38,826       28,613
                                                                                       -----------  -----------
Cash and cash equivalents, end of period.............................................  $    27,149  $    28,090
                                                                                       -----------  -----------
                                                                                       -----------  -----------

    See accompanying notes to supplemental consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

       NOTES TO SUPPLEMENTAL CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

    The supplemental consolidated condensed interim financial statements include the accounts of TMP Worldwide Inc. and all of its wholly-owned and majority-owned subsidiaries (collectively, "TMP" or the "Company") and have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

    These statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these consolidated condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and the supplemental consolidated financial statements and notes thereto included elsewhere in this report. The Company follows the same accounting policies in preparation of interim reports.

    Previously, in its Quarterly Report on Form 10-Q for the period ended March 31, 1999, the Company included the effects of the mergers with Johnson Smith & Knisely Inc. ("JSK") on May 6, 1998, TASA Holdings AG on August 31, 1998, Stackig, Inc. on September 30, 1998, Recruitment Solutions, Inc. on October 2, 1998, SunQuest L.L.C., d.b.a. the SMART Group on November 2, 1998, The Consulting Group (International) Limited ("TCG") on December 2, 1998 and Morgan & Banks Limited ("M&B") on January 28, 1999 and restated the consolidated financial statements of the Company for the three months ended March 31, 1998 to give retroactive effect to such mergers, which have been accounted for using the pooling of interests method. During the period April 30 through May 31, 1999, the Company completed the acquisitions of Interquest, Pty. Limited ("Interquest"), LIDA Advertising, Inc. ("LIDA"), Maes & Lunau ("M&L"), Lemming & LeVan, Inc. ("L&L"), IN2, Inc. ("IN2") and Yellow Pages Unlimited, Inc. ("YPU"), (the "Second Quarter 1999 Pooled Companies"), which were accounted for as poolings of interests (the "Second Quarter 1999 Mergers"). As a result, the financial position, results of operations and cash flows are presented in the accompanying supplemental consolidated condensed financial statements as if the Second Quarter 1999 Pooled Companies had been consolidated with TMP for all periods presented and the consolidated statements of stockholders' equity reflect the accounts of TMP as if the additional common stock issued in connection with the mergers had been issued for all periods presented. It is further suggested that these supplemental consolidated condensed financial statements be read in conjunction with the supplemental consolidated financial statements and notes thereto included in the Company's Current Report on Form 8-K filed with the Securities & Exchange Commission on April 21, 1999. The supplemental consolidated balance sheet of TMP as of March 31, 1999 has been combined with those of the Second Quarter 1999 Pooled Companies as of March 31, 1999. For the three months ended March 31, 1999 and 1998, the results of TMP have been combined with those of the Second Quarter 1999 Pooled Companies for the same periods.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION (CONTINUED)
    Results of operations for the interim periods are not necessarily indicative of annual results.

    Basic earnings per share assumes no dilution, and is computed by dividing income available to common and Class B common shareholders by the weighted average number of common and Class B common shares outstanding during each period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options and warrants, and contingent shares.

    A reconciliation of shares used in calculating basic and diluted earnings per common and Class B common share follows (in thousands):

                                                                             THREE MONTHS ENDED MARCH 31,
                                                                           --------------------------------
                                                                                1999             1998
                                                                           ---------------  ---------------
Basic....................................................................        36,381           35,795
Effect of assumed exercise of stock options..............................         1,591            1,334
                                                                                 ------           ------
Diluted..................................................................        37,972           37,129
                                                                                 ------           ------
                                                                                 ------           ------

NOTE 2--NATURE OF BUSINESS AND CREDIT RISK

    The Company operates in four business segments: advertising (recruitment and yellow pages), Internet, search & selection and temporary contracting. The Company earns commission income for selling and placing yellow page and recruitment advertising to a large number of customers in many different industries, fees for executive and mid-level search & selection services, fees for advertisements placed on its Internet websites and revenue in connection with providing temporary contracting services. The Company operates principally throughout North America, the United Kingdom, Continental Europe and the Pacific Rim.

NOTE 3--BUSINESS ACQUISITIONS

ACQUSITIONS ACCOUNTED FOR USING THE POOLING OF INTERESTS METHOD

    During the period April 30, 1999 through May 31, 1999, the Company completed the following acquisitions which provided for the exchange of all the outstanding stock of each entity for shares of TMP common stock and are accounted for as poolings of interests:

                                 NATURE OF                 REGION OF                               NUMBER OF
ENTITY                           OPERATIONS                OPERATIONS        ACQUISITION DATE  TMP SHARES ISSUED
-----------------------  --------------------------  ----------------------  ----------------  ------------------
Interquest.............  Temporary contracting and   Pacific Rim             April 30, 1999           176,695
                         Search & selection
LIDA...................  Advertising                 North America           May 19, 1999             112,606
M&L....................  Search & selection          Continental Europe      May 20, 1999             110,000
IN2....................  Internet                    North America           May 28, 1999             289,031
L&L....................  Search & selection          North America           May 28, 1999             122,908
YPU....................  Advertising                 North America           May 28, 1999              89,000

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 3--BUSINESS ACQUISITIONS (CONTINUED)
    Revenue, net income (loss) applicable to common and Class B common stockholders and net income per common and Class B common share of the combining companies are as follows:

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1999        1998
                                                                                            ----------  ----------
REVENUE
TMP, as previously reported on Form 10-Q..................................................  $  179,920  $  152,486
Interquest................................................................................       6,179       5,596
M&L.......................................................................................       1,014         845
LIDA......................................................................................         388         403
IN2.......................................................................................         431         341
L&L.......................................................................................         619         789
YPU.......................................................................................         334         332
                                                                                            ----------  ----------
TMP, as restated..........................................................................  $  188,885  $  160,792
                                                                                            ----------  ----------
                                                                                            ----------  ----------

NET INCOME (LOSS) APPLICABLE TO COMMON AND CLASS B COMMON STOCKHOLDERS
TMP, as previously reported on Form 10-Q..................................................  $    3,214  $    4,475
Interquest................................................................................         202         258
M&L.......................................................................................         560         445
LIDA......................................................................................        (102)       (352)
IN2.......................................................................................          33         182
L&L.......................................................................................        (149)       (118)
YPU.......................................................................................         132         146
                                                                                            ----------  ----------
TMP, as restated..........................................................................  $    3,890  $    5,036
                                                                                            ----------  ----------
                                                                                            ----------  ----------

NET INCOME PER COMMON AND CLASS B COMMON SHARE
As previously reported on Form 10-Q
  Basic...................................................................................  $     0.13  $     0.09
  Diluted.................................................................................  $     0.12  $     0.09
Restated:
  Basic...................................................................................  $     0.11  $     0.14
  Diluted.................................................................................  $     0.10  $     0.14

MERGER COSTS INCURRED WITH POOLING OF INTERESTS TRANSACTIONS

    In connection with the pooling of interests transactions completed during 1998 and the merger with M&B in January 1999, the Company expensed merger related costs of $4,687. The $4,687 of merger costs for the period ended March 31, 1999 consists of (1) $1,497 of non-cash employee stay bonuses which is the amortization of $5,986 recorded as prepaid compensation and a corresponding long-term liability, being expensed over the eighteen months from April 1, 1998 to September 30, 1999, for TMP shares set aside for key personnel of JSK and TCG, who must remain employees of the Company for a full year in order to

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 3--BUSINESS ACQUISITIONS (CONTINUED) earn such shares and (2) $3,190 of transaction related costs, including legal, accounting and advisory fees and the costs incurred for the subsequent registration of shares issued in the acquisitions.

ACQUISITIONS ACCOUNTED FOR USING THE PURCHASE METHOD

    In addition to the pooling of interests transactions discussed above, in the three month period ended March 31, 1999, the Company completed five acquisitions using the purchase method of accounting, two search and selection firms (one with operations in eastern Europe and one in Belgium), two recruitment advertising firms (one in Spain and one in France) and a yellow page advertising firm in Long Island, New York. The purchase price of these acquisitions was approximately $22,117, including 172,616 shares of TMP common stock. Operations of these businesses have been included in the consolidated financial statements from their acquisition dates.

    The summarized unaudited pro forma results of operations set forth below for the three month periods ended March 31, 1999 and 1998 assume that the acquisitions in 1999 and 1998 occurred as of the beginning of the period.

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1999        1998
                                                                                            ----------  ----------
Total revenue.............................................................................  $  189,875  $  167,201
Net income applicable to common and Class B common stockholders...........................  $    3,958  $    4,941

Net income per common and Class B common share:...........................................
  Basic...................................................................................  $     0.11  $     0.14
  Diluted.................................................................................  $     0.10  $     0.13

    The pro forma results of operations are not necessarily indicative of what actually would have occurred if the acquisitions had been completed at the beginning of each of the periods presented, nor are the results of operations necessarily indicative of the results that will be attained in the future.

    ACCRUED RESTRUCTURING COSTS

    In connection with the acquisitions made in 1997 and accounted for using the purchase method, the Company developed plans to restructure the operations of the acquired companies. Such plans involve the closure of certain offices of the acquired companies and the termination of certain management and employees. The objective of the plans is to create a single brand in the related markets in which the Company operates. The preliminary plans were finalized in July 1998. These costs and liabilities include:

                                                                         BALANCE                                BALANCE
                                                                        12/31/98     ADDITIONS     PAYMENTS     3/31/99
                                                                        ---------  -------------  -----------  ---------
Assumed obligations on leased facilities to be closed.................  $   9,228           --     $    (284)  $   8,944
Consolidation of acquired facilities..................................      2,745           --        (1,356)      1,389
Contracted lease payments exceeding current market costs..............        707           --           (35)        672
Severance, relocation and other employee costs........................      1,737           --          (181)      1,556
Pension obligations...................................................      1,753           --            (2)      1,751
                                                                        ---------          ---    -----------  ---------
Total.................................................................  $  16,170           --     $  (1,858)  $  14,312
                                                                        ---------          ---    -----------  ---------
                                                                        ---------          ---    -----------  ---------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 3--BUSINESS ACQUISITIONS (CONTINUED)
    Accrued liabilities for surplus property in the amount of $8,944 as of March 31, 1999 relate to 18 leased office locations of the acquired companies that were either unutilized prior to the acquisition date or were closed by March 31, 1999 in connection with the restructuring plans. The amount is based on the present value of minimum future lease obligations, net of sublease revenue on existing subleases.

    Other costs associated with the closure of existing offices of acquired companies in the amount of $1,389 as of March 31, 1999, relate to the termination costs of contracts relating to billing systems, external reporting systems and other contractual agreements with third parties.

    Above market lease costs in the amount of $672 as of March 31, 1999 relate to the present value of contractual lease payments in excess of current market lease rates.

    Estimated severance payments, employee relocation expenses and other employee costs in the amount of $1,556 as of March 31, 1999 relate to estimated severance for terminated employees at closed locations, costs associated with employees to be transferred to continuing offices and other related costs. Employee groups affected include sales, service, administrative and management personnel at duplicate locations as well as duplicate corporate headquarters management and administrative personnel. As of March 31, 1999 the accrual related to approximately 40 employees including senior management, sales, service and administrative personnel.

    Pension obligations in the amount of $1,751 were assumed in connection with the acquisition of Austin Knight.

    The Company continues to evaluate and assess the impact of duplicate responsibilities and office locations. Additional future costs incurred, resulting from revised plan actions occurring after March 31, 1999, in excess of the amounts previously recorded as goodwill will be charged to operations in the period in which they occur.

NOTE 4--SEGMENT AND GEOGRAPHIC DATA

    The Company is engaged in four lines of business: advertising (recruitment and yellow pages), Internet, search & selection and temporary contracting. Operations are conducted in several geographic regions: North America, the Pacific Rim (primarily in Australia, New Zealand and Japan), the United Kingdom and Continental Europe. The following is a summary of the Company's operations by business segment and by geographic segment, for the three months ended March 31, 1999 and 1998.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 4--SEGMENT AND GEOGRAPHIC DATA (CONTINUED)

                                                                              SEARCH &     TEMPORARY
INFORMATION BY BUSINESS SEGMENT                      ADVERTISING  INTERNET    SELECTION   CONTRACTING    TOTAL
---------------------------------------------------  -----------  ---------  -----------  -----------  ----------
March 31, 1999
Revenue
  Traditional sources..............................  $    65,713  $      --  $    41,986   $  60,648   $  168,347
  Internet.........................................        2,109     17,492          445         492       20,538
                                                     -----------  ---------  -----------  -----------  ----------
Total revenue......................................       67,822     17,492       42,431      61,140      188,885
                                                     -----------  ---------  -----------  -----------  ----------
Operating expenses:
  Salaries and related costs, office & general and
    CEO special bonus..............................       55,815(a)    19,104      37,798(a)      8,320(a)    121,037
  Temporary contracting costs......................           --         --           --      50,609       50,609
  Merger costs.....................................           79         --        4,608          --        4,687
  Amortization of intangibles......................        2,329         58          221          26        2,634
                                                     -----------  ---------  -----------  -----------  ----------
Total expenses.....................................       58,223     19,162       42,627      58,955      178,967
                                                     -----------  ---------  -----------  -----------  ----------
Operating income (loss)............................  $     9,599  $  (1,670) $      (196)  $   2,185        9,918
                                                     -----------  ---------  -----------  -----------
                                                     -----------  ---------  -----------  -----------
Other expense:
  Interest expense, net............................            *          *             *          *       (2,730)
  Other, net.......................................            *          *             *          *          (43)
                                                                                                       ----------
Income before provision for income taxes, minority
 interests and equity in losses of affiliates......            *          *             *          *   $    7,145
                                                                                                       ----------
                                                                                                       ----------

                                                                              SEARCH &     TEMPORARY
INFORMATION BY BUSINESS SEGMENT                      ADVERTISING  INTERNET    SELECTION   CONTRACTING    TOTAL
---------------------------------------------------  -----------  ---------  -----------  -----------  ----------
March 31, 1998
Revenue
  Traditional sources..............................  $    66,220  $      --  $    39,998   $  46,532   $  152,750
  Internet.........................................          662      7,380           --          --        8,042
                                                     -----------  ---------  -----------  -----------  ----------
Total revenue......................................       66,882      7,380       39,998      46,532      160,792
                                                     -----------  ---------  -----------  -----------  ----------
Operating expenses:
  Salaries and related costs, office & general and
    CEO special bonus..............................       57,663(a)     8,339      35,833      2,241      104,076
  Temporary contracting costs......................           --         --           --      43,355       43,355
  Amortization of intangibles......................        2,054         58          106          25        2,243
                                                     -----------  ---------  -----------  -----------  ----------
Total expenses.....................................       59,717      8,397       35,939      45,621      149,674
                                                     -----------  ---------  -----------  -----------  ----------
Operating income (loss)............................  $     7,165  $  (1,017) $     4,059   $     911       11,118
                                                     -----------  ---------  -----------  -----------
                                                     -----------  ---------  -----------  -----------
Other expense:
  Interest expense, net............................            *          *             *          *       (2,466)
  Other, net.......................................            *          *             *          *          (97)
                                                                                                       ----------
Income before provision for income taxes, minority
 interests and equity in losses of affiliates......            *          *             *          *   $    8,555
                                                                                                       ----------
                                                                                                       ----------

------------------------------

 (a) Includes Internet expense of $955 for 1999 and $464 for 1998.

  * Not allocated.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 4--SEGMENT AND GEOGRAPHIC DATA (CONTINUED)

                                                                                 UNITED    CONTINENTAL
INFORMATION BY GEOGRAPHIC REGION                   NORTH AMERICA   PACIFIC RIM   KINGDOM     EUROPE       TOTAL
-------------------------------------------------  --------------  -----------  ---------  -----------  ----------
March 31, 1999
  Total revenue..................................    $   65,277     $  79,637   $  24,580   $  19,391   $  188,885
  Income (loss) before provision for income
    taxes, minority interests and equity in
    losses of affiliates.........................    $   (2,307)    $   2,946   $   1,668   $   4,838   $    7,145
March 31, 1998
  Total revenue..................................    $   60,713     $  59,793   $  29,116   $  11,170   $  160,792
  Income (loss) before provision for income
    taxes, minority interests and equity in
    losses of affiliates.........................    $   (1,200)    $   3,149   $   3,611   $   2,995   $    8,555

NOTE 5--LAI WORLDWIDE ACQUISITION

    On March 11, 1999 the Company and LAI Worldwide ("LAI") announced that they had entered into an agreement by which the Company will acquire all of the outstanding shares of LAI in exchange for TMP common stock in accordance with the terms of the agreement. The transaction is expected to be accounted for as a pooling of interests.

    The acquisition is anticipated to close in the third quarter of 1999. It is estimated that costs associated with the merger, including a non-cash charge of $2.7 million to reflect the accelerated vesting of equity incentives due LAI employees, will be approximately $6.0 million.

    Under the terms of the agreement, each share of LAI stock will be exchanged for 0.1321 shares of the Company's common stock, assuming that the average share price of the Company's common stock for the 20 days ending on the 2nd day prior to closing is between $42.00 and $64.00 per share. Should such 20-day average share price fall below $42.00 per share, unless the Company elects to terminate the acquisition, the exchange ratio will be adjusted to that obtained by dividing $5.55 by the Company's 20-day average stock price measured prior to closing. Should such 20-day average share price exceed $64.00 per share, the exchange ratio will be adjusted to that obtained by dividing $8.45 by the Company's 20-day average stock price measured prior to closing, but not below that which would provide LAI shareholders with a fraction of a share of the Company's common stock equal to $5.55. Based on the exchange ratio of 0.1321, the Company expects to issue approximately 1.2 million shares, including the effect of options. The agreement is subject to customary closing conditions, including approval by the shareholders of LAI.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TMP Worldwide Inc.
New York, New York

    We have audited the accompanying supplemental consolidated balance sheets of TMP Worldwide Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related supplemental consolidated statements of operations, comprehensive income
(loss), stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. The supplemental consolidated financial statements give retroactive effect to the merger of TMP Worldwide Inc. and Subsidiaries, Interquest, Pty. Limited on April 30, 1999, LIDA Advertising, Inc. on May 19, 1999, Maes & Lunau on May 20, 1999, IN2, Inc. on May 28, 1999, Lemming & LeVan, Inc. on May 28, 1999 and Yellow Pages Unlimited, Inc. Advertising on May 28, 1999, which have been accounted for as poolings of interests as described in Notes 1 and 5 to the supplemental consolidated financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Morgan & Banks Limited as of December 31, 1998 and March 31, 1998 and for the year ended December 31, 1998 and for each of the two years in the period ended March 31, 1998 which were combined with the Company's financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which financial statements reflect total assets of approximately $52.3 million and $54.4 million as of December 31, 1998 and March 31, 1998 and total revenues of approximately $255.4 million, $174.4 million and $235.8 million for the year ended December 31, 1998 and for each of the two years in the period ended March 31, 1998, respectively. Those financial statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Morgan & Banks Limited, is based solely on the report of the other auditor.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditor provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of the other auditor, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of TMP Worldwide Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, after giving retroactive effect to the mergers referred to above, in conformity with generally accepted accounting principles.

                                                   /s/ BDO Seidman, LLP

                                          --------------------------------------
                                                     BDO Seidman, LLP

New York, New York
June 7, 1999

                  INDEPENDENT AUDITOR'S REPORT TO THE MEMBERS
                           OF MORGAN & BANKS LIMITED

SCOPE

    We have audited the financial statements of Morgan & Banks Limited for the financial years ended 31 December 1998, 31 March 1998 and 31 March 1997. The financial statements include the consolidated accounts of the economic entity, comprising the company and the entities it controlled at the year's end or from time to time during the financial year. The company's directors are responsible for the preparation and presentation of these financial statements and the information they contain. We have conducted an independent audit of the financial statements and the information they contain in order to express an opinion on them to the members of the company.

    Our audit has been conducted in accordance with Australian Auditing Standards, which are substantially the same as generally accepted auditing standards in the United States of America, to provide reasonable assurance as to whether the financial statements are free of material misstatement. Our procedures included examination, on a test basis, of evidence supporting the amounts and other disclosures in the financial statements, and the evaluation of accounting policies and significant accounting estimates. These procedures have been undertaken to form an opinion as to whether, in all material respects, the financial statements are presented fairly in accordance with Australian Accounting Standards and other mandatory professional reporting requirements and statutory requirements so as to present a view which is consistent with our understanding of the company's and the economic entity's financial position and the results of its operations and its cash flows.

    The audit opinion expressed in this report has been formed on the above basis.

AUDIT OPINION

    In our opinion, the financial statements of Morgan & Banks Limited are properly drawn up:

(a) so as to give a true and fair view of the state of affairs as at 31 December 1998 and 31 March 1998, the profit for the financial years ended on 31 December 1998, 31 March 1998 and 31 March 1997 and the cash flows for the nine month period ended 31 December 1998, and the years ended 31 March 1998 and 31 March 1997, of the company and the economic entity;

(b) in accordance with applicable Australian Accounting Standards and other mandatory professional reporting requirements.

/s/ PANNELL KERR FORSTER                       /s/ A.P. WHITING
--------------------------------------------   --------------------------------------------
  Pannell Kerr Forster                         A.P. Whiting
  Chartered Accountants                        PARTNER
  New South Wales Partnership

  SYDNEY, 15 APRIL 1999

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
                                          ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $   38,826  $   28,613
  Accounts receivable, net................................................................     310,699     310,995
  Work-in-process.........................................................................      18,309      15,623
  Prepaid and other.......................................................................      26,427      17,971
                                                                                            ----------  ----------
    Total current assets..................................................................     394,261     373,202
Property and equipment, net...............................................................      61,584      53,381
Deferred income taxes.....................................................................       6,599       5,202
Intangibles, net..........................................................................     200,374     167,549
Other assets..............................................................................      10,882       9,045
                                                                                            ----------  ----------
                                                                                            $  673,700  $  608,379
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................................  $  259,841  $  229,270
  Accrued expenses and other current liabilities..........................................      92,545      83,956
  Accrued restructuring costs.............................................................      16,170      16,801
  Deferred revenue........................................................................      13,933       8,462
  Deferred income taxes...................................................................       6,438       9,372
  Current portion of long-term debt.......................................................      13,067      13,767
                                                                                            ----------  ----------
    Total current liabilities.............................................................     401,994     361,628
Long-term debt, less current portion......................................................     119,593     123,778
Other liabilities.........................................................................       7,871       1,331
                                                                                            ----------  ----------
    Total liabilities.....................................................................     529,458     486,737
                                                                                            ----------  ----------
Minority interests........................................................................         509         431
                                                                                            ----------  ----------
Stockholders' equity:
  Preferred stock, $.001 par value, authorized 800,000 shares; issued and outstanding--none.....................................................................
  Common stock, $.001 par value, authorized 200,000,000 shares; issued and
    outstanding--33,680,777 and 22,101,181 shares, respectively...........................          34          22
  Class B common stock, $.001 par value, authorized 39,000,000 shares; issued and
    outstanding--2,381,000 and 13,587,541 shares, respectively............................           2          14
  Additional paid-in capital..............................................................     183,148     165,885
  Other comprehensive loss................................................................      (3,016)     (1,152)
  Deficit.................................................................................     (36,435)    (43,558)
                                                                                            ----------  ----------
    Total stockholders' equity............................................................     143,733     121,211
                                                                                            ----------  ----------
                                                                                            $  673,700  $  608,379
                                                                                            ----------  ----------
                                                                                            ----------  ----------

   See accompanying notes to supplemental consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
Revenue:
    Commissions and fees.....................................................  $  488,340  $  403,408  $  299,415
    Temporary contracting....................................................     211,089     186,458     132,110
                                                                               ----------  ----------  ----------
        Total revenue........................................................     699,429     589,866     431,525
                                                                               ----------  ----------  ----------
Operating expenses:
    Salaries and related costs...............................................     294,883     246,601     177,840
    Temporary contracting costs..............................................     175,133     155,133     110,408
    Office and general.......................................................     155,359     131,564     100,242
    Merger costs.............................................................      22,412          --          --
    Amortization of intangibles..............................................       9,401       6,842       4,732
    Special compensation and CEO bonus.......................................       1,250       1,500      52,019
                                                                               ----------  ----------  ----------
        Total operating expenses.............................................     658,438     541,640     445,241
                                                                               ----------  ----------  ----------
        Operating income (loss)..............................................      40,991      48,226     (13,716)
                                                                               ----------  ----------  ----------
Other income (expense):
    Interest expense, net....................................................     (10,607)     (8,891)    (14,126)
    Other, net...............................................................      (1,730)        632        (479)
                                                                               ----------  ----------  ----------
                                                                                  (12,337)     (8,259)    (14,605)
                                                                               ----------  ----------  ----------
Income (loss) before provision for income taxes, minority interests and
  equity in earnings (losses) of affiliates..................................      28,654      39,967     (28,321)
Provision for income taxes...................................................      13,821      15,770       9,733
                                                                               ----------  ----------  ----------
Income (loss) before minority interests and equity in earnings (losses) of
  affiliates.................................................................      14,833      24,197     (38,054)
Minority interests...........................................................          28         296       1,017
Equity in earnings (losses) of affiliates....................................        (396)        (33)        114
                                                                               ----------  ----------  ----------
Net income (loss)............................................................      14,409      23,868     (38,957)
Preferred stock dividend and redemption premium..............................          --        (123)       (210)
                                                                               ----------  ----------  ----------
Net income (loss) applicable to common and Class B common stockholders.......  $   14,409  $   23,745  $  (39,167)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Net income (loss) per common and Class B common share:
    Basic....................................................................  $      .40  $      .70  $    (1.37)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
    Diluted..................................................................  $      .39  $      .69  $    (1.37)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Weighted average shares outstanding:
    Basic....................................................................      35,882      33,846      28,679
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
    Diluted..................................................................      36,808      34,487      28,679
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

   See accompanying notes to supplemental consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

      SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                 (IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                    1998       1997        1996
                                                                                  ---------  ---------  ----------
Net income (loss)...............................................................  $  14,409  $  23,868  $  (38,957)
Foreign currency translation adjustment.........................................     (1,864)    (3,887)       (348)
                                                                                  ---------  ---------  ----------
Comprehensive income (loss).....................................................  $  12,545  $  19,981  $  (39,305)
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------

   See accompanying notes to supplemental consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                            CLASS B
                                                                                COMMON STOCK,            COMMON STOCK,
                                                                               $.001 PAR VALUE          $.001 PAR VALUE
                                                                            ----------------------  -----------------------
                                                                             SHARES      AMOUNT       SHARES      AMOUNT
                                                                            ---------  -----------  ----------  -----------
Balance, December 31, 1995................................................  13,479,646  $      14   14,787,541   $      15
  Stock repurchase agreements.............................................         --          --           --          --
  Issuance of common stock for purchase of minority interests in
    subsidiaries..........................................................    205,581          --           --          --
  Issuance of common stock as compensation................................    142,740          --           --          --
  Repurchase and cancellation of common stock.............................   (481,284)         --           --          --
  Issuance of common stock................................................  4,147,408           4           --          --
  Issuance of common stock in connection with the exercise of options.....     85,354          --           --          --
  Issuance of common stock in connection with exercise of warrant.........    228,768          --           --          --
  Foreign currency translation adjustment.................................         --          --           --          --
  Dividends on preferred stock............................................         --          --           --          --
  Special compensation....................................................         --          --           --          --
  Issuance of common stock in connection with acquisitions................     58,892          --           --          --
  Shares issued in connection with a pooled company formed in 1996........    289,031          --           --          --
  Dividends declared by pooled companies..................................         --          --           --          --
  Net loss................................................................         --          --           --          --
                                                                            ---------       -----   ----------       -----
Balance, December 31, 1996................................................  18,156,136         18   14,787,541          15
  Issuance of common stock in connection with the exercise of options.....    104,621          --           --          --
  Tax benefit of stock options exercised..................................         --          --           --          --
  Capital contribution from Principal Stockholder re: CEO bonus and
    other.................................................................         --          --           --          --
  Issuance of common stock in connection with acquisitions................    135,028          --           --          --
  Issuance of common stock for purchase of an equity interest in a
    subsidiary............................................................     61,848          --           --          --
  Conversion of shares....................................................  1,200,000           1   (1,200,000)         (1)
  Issuance of common stock................................................  2,400,000           3           --          --
  Issuance of common stock for matching contribution to 401(k) plan.......     43,548          --           --          --
  Foreign currency translation adjustment.................................         --          --           --          --
  Dividend and redemption premium on preferred stock......................         --          --           --          --
  Dividends declared by pooled companies..................................         --          --           --          --
  Net income..............................................................         --          --           --          --
                                                                            ---------       -----   ----------       -----
Balance, December 31, 1997................................................  22,101,181         22   13,587,541          14
  Issuance of common stock in connection with the exercise of options.....    209,949          --           --          --
  Issuance of common stock in connection with acquisitions................    201,406          --           --          --
  Issuance of compensatory options........................................         --          --           --          --
  Redemption of common stock..............................................   (287,352)         --           --          --
  Issuance of common stock for matching contribution to 401(k) plan.......     27,273          --           --          --
  Conversion of Class B common shares to common shares....................  11,206,541         12   (11,206,541)        (12)
  Issuance of common stock for employee stay bonuses......................    221,779          --           --          --
  Foreign currency translation adjustment.................................         --          --           --          --
  Capital contribution by Principal Stockholder re: CEO bonus.............         --          --           --          --
  Tax benefit of stock options exercised..................................         --          --           --          --
  Net income..............................................................         --          --           --          --
  Pooled companies' earnings included in both December 31, 1997 and 1998
    income statements.....................................................         --          --           --          --
  Dividends declared by pooled companies..................................         --          --           --          --
                                                                            ---------       -----   ----------       -----
Balance, December 31, 1998................................................  33,680,777  $      34    2,381,000   $       2
                                                                            ---------       -----   ----------       -----
                                                                            ---------       -----   ----------       -----


                                                                                                                         TOTAL

                                                                            ADDITIONAL        OTHER                  STOCKHOLDERS'

                                                                              PAID-IN     COMPREHENSIVE                 EQUITY

                                                                              CAPITAL     INCOME (LOSS)    DEFICIT     (DEFICIT)

                                                                            -----------  ---------------  ---------  -------------

Balance, December 31, 1995................................................   $   1,617      $   3,083     $  (5,443)   $    (714)

  Stock repurchase agreements.............................................       1,172             --            --        1,172

  Issuance of common stock for purchase of minority interests in
    subsidiaries..........................................................       1,727             --            --        1,727

  Issuance of common stock as compensation................................          20             --            --           20

  Repurchase and cancellation of common stock.............................      (2,160)            --            --       (2,160)

  Issuance of common stock................................................      50,779             --            --       50,783

  Issuance of common stock in connection with the exercise of options.....         347             --            --          347

  Issuance of common stock in connection with exercise of warrant.........       2,603             --            --        2,603

  Foreign currency translation adjustment.................................          --           (348)           --         (348)

  Dividends on preferred stock............................................          --             --          (210)        (210)

  Special compensation....................................................      50,175             --            --       50,175

  Issuance of common stock in connection with acquisitions................       1,139             --            --        1,139

  Shares issued in connection with a pooled company formed in 1996........          --             --            --           --

  Dividends declared by pooled companies..................................          --             --        (9,443)      (9,443)

  Net loss................................................................          --             --       (38,957)     (38,957)

                                                                            -----------       -------     ---------  -------------

Balance, December 31, 1996................................................     107,419          2,735       (54,053)      56,134

  Issuance of common stock in connection with the exercise of options.....         659             --            --          659

  Tax benefit of stock options exercised..................................         175             --            --          175

  Capital contribution from Principal Stockholder re: CEO bonus and
    other.................................................................       1,775             --            --        1,775

  Issuance of common stock in connection with acquisitions................       3,136             --            --        3,136

  Issuance of common stock for purchase of an equity interest in a
    subsidiary............................................................       1,000             --            --        1,000

  Conversion of shares....................................................          --             --            --           --

  Issuance of common stock................................................      51,166             --            --       51,169

  Issuance of common stock for matching contribution to 401(k) plan.......         555             --            --          555

  Foreign currency translation adjustment.................................          --         (3,887)           --       (3,887)

  Dividend and redemption premium on preferred stock......................          --             --          (123)        (123)

  Dividends declared by pooled companies..................................          --             --       (13,250)     (13,250)

  Net income..............................................................          --             --        23,868       23,868

                                                                            -----------       -------     ---------  -------------

Balance, December 31, 1997................................................     165,885         (1,152)      (43,558)     121,211

  Issuance of common stock in connection with the exercise of options.....       1,494             --            --        1,494

  Issuance of common stock in connection with acquisitions................       5,546             --            --        5,546

  Issuance of compensatory options........................................         295             --            --          295

  Redemption of common stock..............................................        (668)            --            --         (668)

  Issuance of common stock for matching contribution to 401(k) plan.......         627             --            --          627

  Conversion of Class B common shares to common shares....................          --             --            --           --

  Issuance of common stock for employee stay bonuses......................       8,312             --            --        8,312

  Foreign currency translation adjustment.................................          --         (1,864)           --       (1,864)

  Capital contribution by Principal Stockholder re: CEO bonus.............       1,250             --            --        1,250

  Tax benefit of stock options exercised..................................         407             --            --          407

  Net income..............................................................          --             --        14,409       14,409

  Pooled companies' earnings included in both December 31, 1997 and 1998
    income statements.....................................................          --             --        (2,309)      (2,309)

  Dividends declared by pooled companies..................................          --             --        (4,977)      (4,977)

                                                                            -----------       -------     ---------  -------------

Balance, December 31, 1998................................................   $ 183,148      $  (3,016)    $ (36,435)   $ 143,733

                                                                            -----------       -------     ---------  -------------

                                                                            -----------       -------     ---------  -------------


   See accompanying notes to supplemental consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1998       1997       1996
                                                                                    ---------  ---------  ---------
Cash flows from operating activities:
  Net income (loss)...............................................................  $  14,409  $  23,868  $ (38,957)
                                                                                    ---------  ---------  ---------
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization of property and equipment.......................     17,273     12,929      8,154
    Amortization of intangibles...................................................      9,401      6,842      4,732
    Amortization of deferred compensation in connection with employee stay
     bonuses......................................................................      3,622         --         --
    Provision for doubtful accounts...............................................      5,891      3,845      3,317
    Common stock issued for matching contribution to 401(k) plan..................        627         --         --
    Common stock issued for employee stay bonuses.................................      8,312         --         --
    Special compensation..........................................................         --         --     52,019
    Interest expense for shares issued upon exercise of warrant...................         --         --      2,603
    Provision for deferred income taxes...........................................        606      7,207      3,515
    CEO bonus and indemnity payment...............................................      1,250      1,775         --
    Minority interests............................................................         28        296      1,017
    Other.........................................................................      1,576       (689)       663
    Effect of pooled companies included in both December 31, 1998 and 1997........     (3,718)        --         --
  Changes in assets and liabilities, net of effects from purchases of businesses:
    Increase in accounts receivable, net..........................................    (16,411)   (14,685)   (11,986)
    (Increase) decrease in work-in-process........................................     (2,583)        42         68
    Increase in prepaid and other current assets..................................     (5,841)    (1,700)    (1,382)
    (Increase) decrease in other assets...........................................     (2,519)      (152)       112
    Increase (decrease) in accounts payable, accrued expenses and other current
     liabilities..................................................................     35,253     (5,038)     7,396
                                                                                    ---------  ---------  ---------
      Total adjustments...........................................................     52,767     10,672     70,228
                                                                                    ---------  ---------  ---------
      Net cash provided by operating activities...................................     67,176     34,540     31,271
                                                                                    ---------  ---------  ---------
Cash flows from investing activities:
  Payments pursuant to notes and advances to Principal Stockholder................         --     (3,064)   (12,878)
  Repayments from Principal Stockholder...........................................         --     14,477      7,994
  Capital expenditures............................................................    (23,733)   (28,268)   (12,743)
  Payments for purchases of businesses, net of cash acquired......................    (24,461)   (66,832)   (31,302)
  Proceeds from sale of assets....................................................        659         78      6,215
  Proceeds from life insurance....................................................         --        322         --
  Advances to affiliates..........................................................       (339)      (449)      (496)
                                                                                    ---------  ---------  ---------
      Net cash used in investing activities.......................................    (47,874)   (83,736)   (43,210)
                                                                                    ---------  ---------  ---------
Cash flows from financing activities:
  Payments on capitalized leases..................................................     (3,257)    (2,996)    (2,386)
  Borrowings under line of credit and proceeds from issuance of long-term debt....  1,049,149    724,060    492,326
  Repayments under line of credit and principal payments on long-term debt........  (1,049,648)  (703,376)  (513,645)
  Distribution to minority interests..............................................         --         --       (457)
  Net proceeds from stock issuance................................................         --     51,169     50,788
  Cash received from the exercise of stock options................................      1,494        659         --
  Repurchase of common stock......................................................         --         --        (77)
  Redemption of minority interest (including premium).............................         --     (3,133)        --
  Redemption of preferred stock (including premium)...............................         --     (2,105)    (2,160)
  Dividends on preferred stock....................................................         --       (123)      (210)
  Dividends paid by pooled companies..............................................     (6,827)   (11,730)    (8,839)
                                                                                    ---------  ---------  ---------
      Net cash (used in) provided by financing activities.........................     (9,089)    52,425     15,340
                                                                                    ---------  ---------  ---------
Net increase in cash and cash equivalents.........................................     10,213      3,229      3,401
Cash and cash equivalents, beginning of year......................................     28,613     25,384     21,983
                                                                                    ---------  ---------  ---------
Cash and cash equivalents, end of year............................................  $  38,826  $  28,613  $  25,384
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

   See accompanying notes to supplemental consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

    TMP Worldwide Inc. ("TMP" or the "Company") is the successor to businesses formerly conducted by TMP Worldwide Inc. and subsidiaries ("Old TMP"), Worldwide Classified Inc. and subsidiaries ("WCI"), McKelvey Enterprises, Inc. and subsidiaries ("MEI") and certain other entities under the control of Andrew J. McKelvey (the "Principal Stockholder"). Immediately prior to the reorganization, the Principal Stockholder owned 100% of the common stock of MEI (which owned approximately 86% of the common stock of Old TMP) and approximately 33% of the common stock of WCI. In addition to his approximately 33% ownership of WCI, the Principal Stockholder had voting proxy on the remaining outstanding shares of WCI.

    WCI was organized in 1993 to sell recruitment advertising. On December 9, 1996, Old TMP, which sells yellow page advertising, merged into MEI. Thereafter, WCI merged into MEI, MEI then merged into Telephone Marketing Programs Incorporated and MEI acquired the outstanding minority interest of a subsidiary (the "1996 Mergers"). Concurrent with the Mergers, Telephone Marketing Programs Incorporated changed its name to TMP Worldwide Inc.

    Due to the control of these companies by the Principal Stockholder, the companies have been consolidated on a retroactive basis in a manner similar to a pooling of interests, the interests previously owned by the Principal Stockholder are carried at predecessor basis, and in December 1996 (i) goodwill in the amount of approximately $1.6 million was recorded for the issuance of 271,278 shares of common stock of the Company to Old TMP stockholders who had been previously issued shares of Old TMP in exchange for their minority interests in certain operating subsidiaries in which they were original owners and, accordingly, were considered to have made a substantive investment, and is based on an initial public offering price of $14.00 per share, less approximately $2.2 million previously recorded on the issuance of these shares, and (ii) special compensation in the amount of approximately $52.0 million was recorded for the issuance of 3,584,790 shares of common stock of the Company to Old TMP, WCI and the MEI subsidiary stockholders in exchange for their shares in those companies which they had received for nominal or no consideration, as employees or as management of businesses financed substantially by the Principal Stockholder and, accordingly, were not considered to have made substantive investments for their minority shares, and is based on an initial public offering price of $14.00 per share. The minority stockholders of Old TMP had received compensation in lieu of their share of earnings of Old TMP in exchange for waiving their rights to such earnings, and WCI and the MEI subsidiary had cumulative losses. Accordingly, no amounts were attributable to these minority interests in the accompanying consolidated financial statements.

    In addition, in 1996, the Principal Stockholder sold or contributed to the Company his majority interests, and in one case a 49% interest, in five companies primarily engaged in yellow page and Internet-based advertising. Due to the element of common control of these companies, all of these transactions have been accounted for in a manner similar to a pooling of interests and each of the five companies has been included in the accompanying consolidated financial statements from their respective dates of acquisition by the Principal Stockholder.

    The Company consummated the mergers, which have been accounted for as poolings of interests, with Johnson Smith & Knisely Inc. ("JSK") on May 6, 1998, TASA Holding AG ("TASA") on August 31, 1998, Stackig, Inc. ("Stackig") on September 30, 1998, Recruitment Solutions, Inc. on October 2, 1998,

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)
SunQuest, LLC., d.b.a. The SMART Group on November 2, 1998 and The Consulting Group (International) Limited ("TCG") on December 2, 1998 (the "1998 Pooled Companies") (the "1998 Mergers") with Morgan & Banks Limited ("M&B") on January 28, 1999 (the "M&B Merger").

    During the period April 30, through May 31, 1999, the Company completed the following acquisitions (the "Second Quarter 1999 Pooled Companies"), which provided for the exchange of all the outstanding stock of each entity for shares of TMP's common stock and have been accounted for as poolings of interests (the "Second Quarter 1999 Mergers").

                                               NATURE                 REGION                            NUMBER OF TMP
                ENTITY                      OF OPERATIONS         OF OPERATIONS      ACQUISITION DATE   SHARES ISSUED
--------------------------------------  ---------------------  --------------------  ----------------  ---------------
Interquest, Pty. Limited                Temporary contracting  Pacific Rim             April 30, 1999       176,695
 ("Interquest").......................  and Search &
                                        selection
LIDA Advertising, Inc. ("LIDA").......  Advertising            North America             May 19, 1999       112,606
Maes & Lunau ("M&L")..................  Search & selection     Continental Europe        May 20, 1999       110,000
IN2, Inc. ("IN2").....................  Internet               North America             May 28, 1999       289,031
Lemming & LeVan, Inc. ("L&L").........  Search and selection   North America             May 28, 1999       122,908
Yellow Pages Unlimited, Inc.            Advertising            North America             May 28, 1999        89,000
 ("YPU")..............................

    The consolidated financial statements of the Company reflect the effect of the 1996 Mergers, the mergers consummated in 1998 (the "1998 Mergers"), and the merger with Morgan & Banks Limited ("M & B") on January 28, 1999 (the "M & B Merger"), which have been accounted for as poolings of interests (see Note 5). The supplemental consolidated financial statements of the company, included herein, have been prepared to give retroactive effect to the Second Quarter 1999 Mergers, which have been accounted for using the pooling of interests method. As a result, the financial position, results of operations and cash flows are presented as if the combining companies had been consolidated for all periods presented and the consolidated statements of stockholders' equity reflect the accounts of TMP as if the additional common stock issued in connection with the Second Quarter 1999 Mergers had been issued for all periods presented. As required by generally accepted accounting principles, these supplemental consolidated financial statements will become the historical financial statements of the company upon issuance of the financial statements for the period that includes the date of the Second Quarter 1999 Mergers.

    In the supplemental consolidated balance sheets, the balance sheets of TMP as of December 31, 1998 and 1997 have been combined with those of the Second Quarter 1999 Pooled Companies as of December 31, 1998 and 1997, respectively, except for Interquest, for which the balance sheet as of June 30, 1998 was combined with that of TMP as of December 31, 1997. The supplemental consolidated statements of operations combine the results of TMP for each year in the three year period ended December 31, 1998 with those of the Second Quarter 1999 Pooled Companies for the same periods, except for Interquest, for which the statements of operations for the years ended June 30, 1998 and 1997 are combined with those of TMP for the years ended December 31, 1997 and 1996. Consequently, the results for Interquest for the six months ended June 30, 1998 are included in the Supplemental Consolidated Statements of Operations for the years ended December 31, 1998 and 1997. When translated at the appropriate exchange rates for the December 31, 1998 and 1997 periods, for the six months ended June 30, 1998, revenue was approximately $10.9 million and $12.8 million, net income was approximately $.4 million and $.5 million, and the net effect on the diluted net income per share was $.01 and $.01, respectively.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The supplemental consolidated financial statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in unconsolidated affiliates are accounted for using the equity method when the Company owns at least 20% but no more than 50% of such affiliates. Under the equity method, the Company records its proportionate share of profits and losses based on its percentage interest in earnings of companies 50% or less owned.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

                                                                                            YEARS
                                                                                            -----
Buildings and improvements.............................................................        8-32
Furniture and equipment................................................................        3-10
Transportation equipment...............................................................        5-18

    Leasehold improvements are amortized over their estimated useful lives or the lives of the related leases, whichever is shorter.

    Intangibles represent acquisition costs in excess of the fair value of net tangible assets of businesses purchased and consist primarily of the value of ongoing client relationships and goodwill. These costs are being amortized over periods ranging from three to thirty years on a straight-line basis.

LONG-LIVED ASSETS

    Long-lived assets, such as ongoing client relationships, goodwill and property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment losses have been incurred through December 31, 1998.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    The financial position and results of operations of the Company's foreign subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in the Comprehensive Income (Loss) account in stockholders' equity. Gains and losses resulting from foreign currency transactions are included in other income (expense).

REVENUE RECOGNITION AND WORK-IN-PROCESS

    A significant portion of our revenues are derived from commissions for advertisements placed in telephone directories, newspapers and other media, plus associated fees for related services. In addition, the Company earns fees for the placement of advertisements on the Internet, including its career Web sites. Commissions and fees are generally recognized upon placement date for newspapers and other media and on publication close date for yellow page advertisements. The Company also earns fees for executive and mid-level search & selection services. Revenue is recognized as clients are billed. Billings begin with the client's acceptance of a contract. For search, a retainer equal to 33 1/3% of a candidate's first year estimated annual cash compensation is billed in equal installments over three consecutive months (at which time, in general, the retainer has been substantially earned). A final invoice is issued in the event that the candidate's actual compensation package exceeds the original estimate. For selection, a fee equal to between 20% and 30% of a candidate's first year estimated annual cash compensation is billed in equal installments over three consecutive months (the average length of time needed to successfully complete a search). Temporary contracting revenue is recorded when earned.

    The Company's quarterly commissions and fees are affected by the cyclical nature of its operating segments. The timing of yellow page directory closings is currently concentrated in the third quarter. However, yellow page publishers may change the timing of directory publications which may have an effect on the Company's quarterly results. The Company's yellow page advertising results are also affected by commissions earned for volume placements for the year, which are typically reported in the fourth quarter. Amounts reported in the three months ended December 31, 1998, 1997 and 1996 for commissions on volume placements were $0.9 million, $2.0 million and $3.5 million, respectively. The Company's quarterly commissions and fees for recruitment advertising are typically highest in the first quarter and lowest in the fourth quarter; however, the cyclicality in the economy and the Company's clients' employment needs have an overriding impact on the Company's quarterly results in recruitment advertising.

    Direct operating costs incurred that relate to future revenue, principally for yellow page advertisements, are deferred (recorded as work-in-process in the accompanying consolidated balance sheets) and are subsequently charged to expense when the directories are closed for publication and the related commission is recognized as income.

INCOME TAXES

    The provision for income taxes is computed on the pretax income (loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NATURE OF BUSINESS AND CREDIT RISK

    The Company operates in four business segments, advertising, Internet, search & selection and temporary contracting. The Company earns commission income for selling and placing yellow page and recruitment advertising to a large number of customers in many different industries, fees for executive and mid-level search & selection services, fees for advertisements placed on its Internet websites and revenue in connection with the providing of temporary contracting services. The Company operates principally throughout North America, the United Kingdom, Continental Europe and the Pacific Rim.

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available and that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 became effective for financial statements for periods beginning after December 15, 1997. As required by SFAS No. 131, all periods presented have been restated.

    Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable. The Company performs continuing credit evaluations of its customers and does not require collateral. For the most part, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic area.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for long-term debt approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates.

    The Company accounts for its stock option awards under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company makes pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied as required by SFAS No. 123, "Accounting for Stock-Based Compensation."

EARNINGS PER SHARE

    During 1997, the FASB issued SFAS No. 128, "Earnings per Share," which provides for the calculation of "basic" and "diluted" earnings per share. This Statement is effective for financial statements issued for

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) periods ending after December 15, 1997. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options and warrants. As required by SFAS No. 128 all periods presented have been restated.

    A reconciliation of shares used in calculating basic and diluted earnings per common and Class B common share follows (in thousands):

December 31, 1998:
  Basic.............................................................     35,882
  Effect of assumed exercise of stock options.......................        926
                                                                      ---------
  Diluted...........................................................     36,808
                                                                      ---------
                                                                      ---------
December 31, 1997:
  Basic.............................................................     33,846
  Effect of assumed exercise of stock options.......................        641
                                                                      ---------
  Diluted...........................................................     34,487
                                                                      ---------
                                                                      ---------
December 31, 1996:
  Basic.............................................................     28,679
                                                                      ---------
                                                                      ---------
  Diluted...........................................................     28,679
                                                                      ---------
                                                                      ---------

STATEMENTS OF CASH FLOWS

    For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents. The Company has determined that the effect of foreign exchange rate changes on cash is not material.

COMPREHENSIVE INCOME

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted SFAS No. 130 in the first quarter of 1998. The only item of comprehensive income (loss) is foreign currency translation adjustments.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
POST RETIREMENT BENEFITS

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", which standardizes the disclosure requirements for pensions and other postretirement benefits. The adoption of SFAS No. 132 in 1998 did not have a material impact on the Company's financial statement disclosures.

EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1. "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on its capitalization policy.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations, financial position or cash flows.

NOTE 3--ACCOUNTS RECEIVABLE, NET

    Accounts receivable, net consists of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Trade.................................................................  $  312,276  $  308,197
Earned commissions(a).................................................      12,811      14,491
                                                                        ----------  ----------
                                                                           325,087     322,688
Less: Allowance for doubtful accounts.................................      14,388      11,693
                                                                        ----------  ----------
  Accounts receivable, net............................................  $  310,699  $  310,995
                                                                        ----------  ----------
                                                                        ----------  ----------

------------------------

(a) Earned commissions receivable represent commissions on advertisements that have not been published, and relate to yellow page advertisements only. Upon publication of the related yellow page directories, the earned commissions plus the related advertising cost at December 31, 1998 and 1997 are recorded as accounts receivable of $67,955 and $75,058, respectively, and the related advertising costs are recorded as accounts payable of $55,144 and $60,567, respectively.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 4--PROPERTY AND EQUIPMENT, NET

    Property and equipment, net consists of the following:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
Buildings and improvements..............................................  $   1,139  $   1,018
Furniture and equipment.................................................     97,354     80,869
Leasehold improvements..................................................     13,459     10,877
Transportation equipment................................................      9,230      9,831
                                                                          ---------  ---------
                                                                            121,182    102,595
Less: Accumulated depreciation and amortization.........................     59,598     49,214
                                                                          ---------  ---------
  Property and equipment, net...........................................  $  61,584  $  53,381
                                                                          ---------  ---------
                                                                          ---------  ---------

    Furniture and equipment includes equipment under capital leases at December 31, 1998 and 1997 with a cost of $13,663 and $12,514, respectively, and accumulated amortization of $7,026 and $5,128, respectively.

    During 1997, the Company acquired certain transportation equipment and made capital improvements thereto for a total of $6,800 and simultaneously entered into a $7,800 financing agreement (see Note 9) to fund the purchase and provide additional funds.

NOTE 5--BUSINESS ACQUISITIONS

ACQUISITIONS ACCOUNTED FOR USING THE POOLING OF INTERESTS METHOD

    During the period of April 30, 1999 through May 31, 1999, the Company completed the following acquisitions which provided for the exchange of all of the outstanding stock of each entity for shares of TMP stock and are accounted for as poolings of interests (See Note 1):

                                        NATURE OF                                                       NUMBER OF TMP
ENTITY                                 OPERATIONS            REGION OF OPERATIONS    ACQUISITION DATE   SHARES ISSUED
-----------------------------  ---------------------------  -----------------------  ----------------  ---------------
Interquest...................  Temporary contracting        Pacific Rim                April 30, 1999       176,695
                               and Search & selection
LIDA.........................  Advertising                  North America                May 19, 1999       112,606
M&L..........................  Search & selection           Continental Europe           May 20, 1999       110,000
IN2..........................  Internet                     North America                May 28, 1999       289,031
L&L..........................  Search & selection           North America                May 28, 1999       122,908
YPU..........................  Advertising                  North America                May 28, 1999        89,000

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS ACQUISITIONS (CONTINUED)

    Revenue, net income (loss) applicable to common and Class B common stockholders and net income (loss) per common and Class B common share of the combining companies for the three years ending December 31, are as follows:

REVENUE                                                                           1998        1997        1996
-----------------------------------------------------------------------------  ----------  ----------  ----------
TMP, as previously reported on Form 8-K filed April 21, 1999.................  $  662,182  $  555,316  $  402,078
Interquest...................................................................      24,927      23,687      19,846
M&L..........................................................................       3,385       3,219       2,583
LIDA.........................................................................       3,058       2,592       2,630
IN2..........................................................................       1,397         601         100
L&L..........................................................................       3,154       3,220       3,287
YPU..........................................................................       1,326       1,231       1,001
                                                                               ----------  ----------  ----------
TMP, as restated.............................................................  $  699,429  $  589,866  $  431,525
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

NET INCOME (LOSS) APPLICABLE TO COMMON AND CLASS B COMMON STOCKHOLDERS              1998       1997        1996
--------------------------------------------------------------------------------  ---------  ---------  ----------
TMP, as previously reported on Form 8-K filed April 21, 1999....................  $  11,712  $  18,540  $  (42,060)
Interquest......................................................................        787      1,027       1,204
M&L.............................................................................      1,786      1,898       1,444
LIDA............................................................................       (343)      (103)        164
IN2.............................................................................        356         26          (8)
L&L.............................................................................       (471)       875        (324)
YPU.............................................................................        582      1,482         413
                                                                                  ---------  ---------  ----------
TMP, as restated................................................................  $  14,409  $  23,745  $  (39,167)
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------

NET INCOME (LOSS) PER COMMON AND CLASS B COMMON SHARE                             1998        1997        1996
-----------------------------------------------------------------------------  ----------  ----------  ----------
As previously reported on Form 8-K filed April 21, 1999:
  Basic......................................................................  $     0.33  $     0.56  $    (1.50)
  Diluted....................................................................  $     0.33  $     0.55  $    (1.50)
Restated:
  Basic......................................................................  $     0.40  $     0.70  $    (1.37)
  Diluted....................................................................  $     0.39  $     0.69  $    (1.37)

MERGER COSTS INCURRED WITH POOLING OF INTERESTS TRANSACTIONS

    In connection with the poolings of interests transactions completed during 1998 and the M&B Merger, (see Note 1), the Company expensed merger related costs of $22,412. The $22,412 of merger costs for the year ended December 31, 1998 consists of (1) $11,934 of non-cash employee stay bonuses, which included (a) $3,622 for the amortization of $5,986, recorded as prepaid compensation and a corresponding long-term liability, being expensed over the eighteen months from April 1, 1998 to September 30, 1999 for TMP shares set aside for key personnel of JSK and TCG who must remain employees of the Company for a full year in order to earn such shares and (b) $8,312 for TMP shares to key personnel of TASA and Stackig as employee stay bonuses and (2) $1,461 of stay bonuses paid as cash to key personnel of the 1998

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS ACQUISITIONS (CONTINUED)
Pooled Companies and (3) $9,017 of transaction related costs, including legal, accounting and advisory fees and the costs incurred for the subsequent registration of shares issued in the acquisitions.

ACQUISITIONS ACCOUNTED FOR USING THE PURCHASE METHOD

    In addition to the poolings of interest transactions discussed above, the Company has acquired 57 businesses (primarily recruitment advertising businesses) between January 1, 1996 and May 31, 1999 including, on August 26, 1997, all of the outstanding stock of Austin Knight Limited and subsidiaries ("Austin Knight") for approximately $47,200 net of approximately $11,500 of cash acquired relating to the sale, in July 1997, of real property by Austin Knight and on July 2, 1996, all of the outstanding shares of Neville Jeffress Australia Pty Limited ("Neville Jeffress"). Austin Knight had commissions and fees of approximately $47,600 for the year ended September 30, 1996, and Neville Jeffress had commissions and fees of approximately $24,000 for the year ended June 30, 1996. The total amount of cash paid and promissory notes and Common Stock of the Company issued for these acquisitions was approximately $30,668, $74,500 and $25,400 for 1998, 1997 and 1996, respectively. The shares of Common Stock issued by the Company in connection with certain of the above mentioned acquisitions were 200,753 and 135,028 for 1998 and 1997, respectively. These acquisitions have been accounted for under the purchase method of accounting and accordingly, operations of these businesses have been included in the consolidated financial statements from their acquisition dates.

    The summarized pro forma results of operations set forth below for the years ended December 31, 1998 and 1997 assume the acquisitions accounted for under the purchase method in 1998 and 1997 occurred as of the beginning of the year of acquisition and the beginning of the preceding year.

                                                                              YEAR ENDED
                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Total revenue.........................................................  $  721,537  $  617,545
Net income applicable to common and Class B common stockholders.......  $   13,799  $   22,085
Net income per common and Class B common share:
  Basic...............................................................  $      .38  $      .64
  Diluted.............................................................  $      .37  $      .63

    The pro forma results of operations are not necessarily indicative of what actually would have occurred if the acquisitions had been completed at the beginning of each of the years presented, nor are the results of operations necessarily indicative of the results that will be attained in the future.

ACCRUED RESTRUCTURING COSTS

    In connection with the acquisitions made in 1997 and accounted for using the purchase method, the Company began to assess and formulate preliminary plans to restructure the operations of the acquired companies. Such plans involved the closure of certain offices of the acquired companies and the termination of certain management and employees. The objective of the plans was to create a single brand

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS ACQUISITIONS (CONTINUED) in the related markets in which the Company operates. The preliminary plans were finalized in July 1998. These costs and liabilities include:

                                                             BALANCE                                        BALANCE
                                                        DECEMBER 31, 1997    ADDITIONS    PAYMENTS     DECEMBER 31, 1998
                                                       -------------------  -----------  -----------  -------------------
Assumed obligations on leased facilities to be
  closed.............................................       $   7,830        $   2,846    $  (1,448)       $   9,228
Consolidation of acquired facilities.................           2,521            3,630       (3,406)           2,745
Contracted lease payments exceeding current market
  costs..............................................             783               73         (149)             707
Severance, relocation and other employee costs.......           4,017            3,368       (5,648)           1,737
Pension obligations..................................           1,650              103           --            1,753
                                                              -------       -----------  -----------         -------
Total................................................       $  16,801        $  10,020    $ (10,651)       $  16,170
                                                              -------       -----------  -----------         -------
                                                              -------       -----------  -----------         -------

    Accrued liabilities for surplus property in the amount of $9,228 as of December 31, 1998 relate to 18 leased office locations of the acquired companies that were either unutilized prior to the acquisition date or will be closed by March 31, 1999 in connection with the restructuring plans. The amount is based on the present value of minimum future lease obligations, net of sublease revenue on existing subleases.

    Other costs associated with the closure of existing offices of acquired companies in the amount of $2,745 as of December 31, 1998 relate to termination costs of contracts relating to billing systems, external reporting systems and other contractual arrangements with third parties.

    Above market lease costs in the amount of $707 as of December 31, 1998 relate to the present value of contractual lease payments in excess of current market lease rates.

    Estimated severance payments, employee relocation expenses and other employee costs in the amount of $1,737 as of December 31, 1998 relate to estimated severance for terminated employees at closed locations, costs associated with employees transferred to continuing offices and other related costs. Employee groups affected include sales, service, administrative and management personnel at duplicate locations as well as duplicate corporate headquarters management and administrative personnel. As of December 31, 1998 the accrual related to approximately 45 employees including senior management, sales, service and administrative personnel.

    Pension obligations in the amount of $1,753 were assumed in connection with the acquisition of Austin Knight.

    During the year ended December 31, 1998, payments of $2,127 were made to 25 members of senior management and employees for severance and charged against the reserve.

    In connection with the finalization of the restructuring plans, the Company recorded additional charges of $10,020 as additional costs of the acquired companies during the year ended December 31, 1998. The Company continues to evaluate and assess the impact of duplicate responsibilities and office locations. Additional future costs incurred, resulting from revised plan actions occurring after December 31, 1998, in excess of the amounts previously recorded as goodwill will be charged to operations in the period in which they occur.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 6--INTANGIBLES, NET

    Intangibles, net consists of the following:

                                                                                  DECEMBER 31,       AMORTIZATION
                                                                             ----------------------     PERIOD
                                                                                1998        1997       (YEARS)
                                                                             ----------  ----------  ------------
Client lists, net of accumulated amortization of $5,709 and $4,662,
  respectively.............................................................  $    9,981  $   10,145      5 to 30
Covenants not to compete, net of accumulated amortization of $2,551 and
  $2,056, respectively.....................................................       2,080       2,218       3 to 6
Excess of cost of investments over fair value of net assets acquired, net
  of accumulated amortization of $19,197 and $11,651, respectively.........     187,972     154,389     10 to 30
Other, net of accumulated amortization of $1,931 and $2,103,
  respectively.............................................................         341         797      4 to 10
                                                                             ----------  ----------
                                                                             $  200,374  $  167,549
                                                                             ----------  ----------
                                                                             ----------  ----------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 7--SUPPLEMENTAL CASH FLOW INFORMATION

    Cash paid for interest and income taxes amounted to the following:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
Interest.........................................................................  $  11,115  $  13,565  $  11,706
Income taxes.....................................................................     10,690      8,710      7,157

    In conjunction with business acquisitions, the Company used cash as follows:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                    1998        1997       1996
                                                                                  ---------  ----------  ---------
Fair value of assets acquired, excluding cash...................................  $  34,895  $  129,000  $  60,991
Less: Liabilities assumed and created upon acquisition..........................     10,434      62,168     29,689
                                                                                  ---------  ----------  ---------
Net cash paid...................................................................  $  24,461  $   66,832  $  31,302
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------
Capital lease obligations incurred..............................................  $     217  $    5,781  $   4,873
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------

NOTE 8--FINANCING AGREEMENT

    The Company obtains its primary financing from a financial institution under a five-year financing agreement as amended and restated on June 27, 1996, further amended on November 14, 1997, and amended and restated again on November 5, 1998 (the "Agreement"). Subsequent to the five year term, which expires on November 4, 2003, the Agreement provides for one-year extensions subject to bank approval unless terminated by either party at least 90 days prior to expiration of the initial term or any renewal term. The Agreement, as amended, provides for borrowings of up to $175,000 at the higher of (a) prime rate or, (b) Federal Funds rate less 1/2 of 1% or, (c) LIBOR plus a margin determined by the ratio of the Company's debt to earnings before interest, taxes, depreciation and amortization (EBITDA) as defined on the Agreement. At December 31, 1998 the margin equaled .875%. Borrowings under the Agreement are based on 90% of eligible accounts receivable, which are amounts billed under 120 days old and amounts to be billed as defined in the Agreement. Substantially all of the assets of the Company are pledged as collateral for borrowings under the Agreement. The Agreement contains certain covenants which restrict, among other things, the ability of the Company to borrow, pay dividends, acquire businesses, guarantee debts of others and lend funds to affiliated companies and contains criteria on the maintenance of certain financial statement amounts and ratios, all as defined in the Agreement. The Agreement also provides for a fee on any unused portion of the commitment based upon a rate determined by the ratio of the Company's debt to EBITDA. At December 31, 1998, this rate equaled .25%. In addition, the Agreement provides for a declining termination fee of $1,000, $500, $0 for the annual periods ended November 5, 1999, 2000, and 2001, respectively.

    At December 31, 1998, the prime rate, Federal Funds rate and one month LIBOR were 7.75%, 5.75% and 5.06%, respectively, and borrowings outstanding were at a weighted average interest rate of 6.56%.

    In October 1993, the Company issued a warrant to the lender to purchase one percent of the issued and outstanding common stock of the Company (as defined in the agreement) for an exercise price of $.01 per share. The warrant was independently appraised at $600, which amount was being amortized over the

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 8--FINANCING AGREEMENT (CONTINUED)
remaining term of the original financing agreement of 30 months from October 1993 until December 1996, when the warrant was exercised. At that time, the unamortized balance was expensed. In addition, in December 1996, upon the exercise of such warrant there was an additional interest charge of $2,603 to reflect the difference between the value of the stock issued (228,768 shares) at the initial public offering price of $14.00 per share and the original amount recorded.

NOTE 9--LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
Borrowings under financing agreement (see Note 8).........................................  $   97,720  $   95,800
Borrowings under financing agreements, interest payable at rates varying from 5.0% to
  9.2%, and collateralized by assets in certain foreign countries.........................       8,251      10,184
Other acquisition notes payable, noninterest bearing, interest imputed at 6.7% to 8.0%, in
  varying installments through 2001.......................................................       8,121       9,461
Capitalized lease obligations, payable with interest from 9% to 15%, in varying
  installments through 2001 (see Note 14).................................................       9,138       7,623
Term note payable in sixty consecutive monthly installments from July 1997 through June
  2002, collateralized by transportation equipment and with interest at 8.43% for the first 36 months. Thereafter the interest rate will be based on two year U.S. Treasury
  Notes...................................................................................       7,556       7,760
Notes payable, in varying monthly installments maturing through 2001, with interest at
  rates ranging from 7.5% to 8.5%.........................................................       1,874       6,717
                                                                                            ----------  ----------
                                                                                               132,660     137,545
Less: Current portion.....................................................................      13,067      13,767
                                                                                            ----------  ----------
                                                                                            $  119,593  $  123,778
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    The noncurrent portion of long-term debt matures as follows:

                                                                                  DECEMBER 31,
                                                                                      1998
                                                                                  ------------
2000............................................................................   $    7,588
2001............................................................................        5,220
2002............................................................................        8,888
2003............................................................................       97,847*
Thereafter......................................................................           50
                                                                                  ------------
                                                                                   $  119,593
                                                                                  ------------
                                                                                  ------------

------------------------

*   Of this amount, $97,720 is subject to one year extensions to 2003. See Note
    8.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 10--MINORITY INTERESTS

    In connection with an acquisition in 1990, a subsidiary of the Company issued 88,425 shares of nonvoting convertible 10% cumulative preferred stock in exchange for 88,425 shares (58%) of the outstanding common stock of the acquired company held by the acquired company's employee stock ownership trust. These shares were redeemed in January 1997 for a total of $3,133, which included a redemption premium of $133.

NOTE 11--REDEEMABLE PREFERRED STOCK

    During 1991, the Company sold 200,000 shares of 10.5% non-voting cumulative preferred stock ($10.00 par value) to the Company's profit sharing plan for $2,000. These shares were redeemed in January 1997 for a total of $2,105, which included a redemption premium of $105.

NOTE 12--STOCKHOLDERS' EQUITY

(A) COMMON AND CLASS B COMMON STOCK

    Common and Class B common stock have identical rights except that each share of Class B common stock is entitled to ten votes and is convertible, at any time, at the option of the stockholder into one share of common stock.

(B) STOCK OPTIONS

    The disclosures below include options issued by M&B, as if such options were issued for the purchase of the Company's Common Stock, and are based on the exchange ratio of the Company's common stock for M&B's common stock pursuant to the related merger agreement.

    On November 10, 1994 options to purchase, at an exercise price of $4.77 per share, the market price on the date of grant, an aggregate of approximately 129,458 shares of common stock were granted to officers and employees of M&B. Of this amount, options to purchase 30,719 shares were subsequently cancelled, 93,253 were exercised and 5,486 were vested and exercisable at December 31, 1998. Such options will expire five years from date of grant.

    On April 21, 1995, options to purchase, at an exercise price of $4.46 per share, the market price on the date of grant, 104,746 shares of common stock were granted to officers and employees of M&B. Of this amount, options for 48,437 shares were subsequently cancelled, options for 41,818 shares were exercised and options to purchase 14,491 shares were vested and exercisable at December 31, 1998. Such options will expire five years from the date of grant.

    In January 1996, the Company's Board of Directors (the "Board") adopted the 1996 Employee Stock Option Plan (the "Stock Option Plan"), which provides for the issuance of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options, to purchase an aggregate of up to 900,000 shares (amended to 3,000,000 on April 27, 1998) of the common stock of the Company. The Stock Option Plan permits the granting of options to officers, employees and consultants of the Company, its subsidiaries and affiliates.

    Under the Stock Option Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the common stock on the date of grant (110% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of the

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED)
Company's capital stock on the date of grant). The exercise price of a nonqualified stock option must be not less than the par value of a share of the common stock on the date of grant. The term of an incentive or nonqualified stock option is not to exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). The Stock Option Plan provides that the maximum option grant which may be made to an executive officer in any calendar year is 45,000 shares (amended to 150,000 on June 25, 1997).

    In December 1998, the Company also adopted, subject to stockholder approval, a long-term incentive plan (the "1999 Plan"), pursuant to which stock options, stock appreciation rights, restricted stock and other equity based awards may be granted. Stock options which may be granted may be incentive stock options and nonqualified stock options within the meaning of the Code. The total number of shares of the common stock of the Company which may be granted under the 1999 Plan is the sum of 3,000,000 and the number of shares available for new awards under the Stock Option Plan.

    On January 3, 1996, options to purchase, at an exercise price equal to $6.65 per share, the fair market value of the common stock on the date of grant as determined by the Board, an aggregate of 296,640 shares of common stock were granted to officers, employees and consultants of the Company. Such options vest at the rate of 25% per year commencing one year after the date of grant. As of December 31, 1998, 25,879 options were cancelled, 71,343 options were exercised and, of the outstanding options, 64,038 options were exercisable and will expire ten years from the date of grant.

    On August 19, 1996, options to purchase, at an exercise price of $10.37 per share, the market price on the date of grant, 173,068 shares of common stock were granted to officers and employees of M&B. Of this amount, options for 53,045 shares were subsequently cancelled. The remaining options to purchase 120,023 shares of common stock will vest three years from the date of grant and will expire five years from the date of grant. At December 31, 1998, none of these options were exercisable.

    On January 6, 1997 options to purchase, at an exercise price of $12.88 per share, the market price on the date of grant, an aggregate of approximately 1,203,782 shares of common stock were granted to officers and employees, of the Company and options for 7,091 shares were subsequently cancelled. Of such options, options for approximately 29,000 shares of common stock vest at the rate of 25% per year beginning one year from the date of grant and the balance of these options were vested at December 31, 1997. At December 31, 1998, 31,355 options were exercised and 7,157 were exercisable. The balance are exercisable after January 5, 1999. Such options will expire ten years from date of grant.

    On April 3, 1997, options to purchase, at an exercise price of $17.25 per share, the market price on the date of grant, 8,400 shares of common stock were granted to an officer of the Company. Such options were exercised during 1998.

    On June 18, 1997, options to purchase, at an exercise price of $19.00 per share, the market price on the date of grant, 28,256 shares of common stock were granted to officers and employees of the Company. Options for 5,815 shares were subsequently cancelled. Generally, such options were vested as of December 31, 1997, are exercisable after January 5, 1999, and will expire ten years from the date of grant.

    On June 24, 1997, options to purchase 50,000 shares of common stock, at an exercise price of $21.50 per share, the market price on the date of grant, were granted to MLE Consultants Inc, with 25,000 options exercisable one year from the date of grant and 25,000 options exercisable eighteen months from

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED) the date of grant. At December 31, 1998, 5,000 options were exercised and 45,000 were exercisable. Such options will expire ten years from the date of grant.

    On August 28, 1997, options to purchase, at an exercise price of $15.00 per share, the market price on the date of grant, 35,000 shares of common stock were granted to various Austin Knight officers and individuals. Such options generally vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, 8,750 options were exercisable.

    On October 17, 1997 options to purchase, at an exercise price of $29.59 per share, the market price on the date of grant, 116,293 shares of common stock were granted to officers and employees of M&B and options for 17,554 shares were subsequently cancelled. The remaining options to purchase 98,739 shares of common stock will expire five years from the date of grant. At December 31, 1998, none of these options were exercisable.

    On December 12, 1997, options to purchase, at an exercise price of $15.00 per share, the market price on the date of grant, an aggregate of 700,000 shares of common stock were granted to officers and employees of the Company. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, 175,491 options were cancelled, 6,000 options were exercised and 129,628 were exercisable at December 31, 1998.

    On May 1, 1998 options to purchase, at an exercise price of $24.00 per share, the market price on the date of grant, 42,604 shares of common stock were granted to officers and employees of M&B and options for 2,925 shares were subsequently canceled. The remaining options to purchase 39,678 shares will expire five years from the date of grant. At December 31, 1998 none of these options were exercisable.

    On May 4, 1998, options to purchase at an exercise price of $25.50 per share, the market price on the date of grant, 5,346 shares of common stock were granted to two employees. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, 3,846 options were cancelled and none of the options were exercisable.

    On May 19, 1998, options to purchase at an exercise price of $26.25 per share, the market price on the date of grant, 5,370 shares of common stock were granted to an employee of the Company. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998 none of the options were exercisable.

    On May 20, 1998, options to purchase at an exercise price of $25.625 per share, the market price on the date of grant, 104,755 shares of common stock were granted to certain officers and employees of JSK. Such options vest at a rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998 none of these options were exercisable.

    On June 15, 1998, options to purchase at an exercise price of $26.13 per share, the market price on the date of grant, an aggregate of approximately 2,100 shares of common stock were granted to an employee of the Company. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998 none of these options were exercisable.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED)
    On October 30, 1998, options to purchase at an exercise price of $30.00 per share, the market price on the date of grant, an aggregate of approximately 184,000 shares of common stock to the officers and employees of the Company. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, none of these options were exercisable.

    On November 5, 1998, options to purchase at an exercise price of $25.125 per share, the market price on the date of grant, 100,000 shares of common stock to the officers and employees of Stackig. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, none of these options were exercisable.

    On November 13, 1998, options to purchase at an exercise price of $23.75 per share, the market price on the date of grant, 24,450 shares of common stock to the officers and employees of the Company. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, none of these options were exercisable.

    On December 9, 1998, options to purchase at an exercise price of $26.875 per share, the market price on the date of grant, an aggregate of approximately 800,000 options of common stock to the officers and employees of the Company. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, none of these options were exercisable.

    On December 11, 1998, options to purchase at an exercise price of $29.50 per share, the closing market price on the date of grant, 50,000 shares of common stock to the officers and employees of TASA Holding AG. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, none of these options were exercisable.

    On December 28, 1998, options to purchase at an exercise price of $38.00 per share, the market price on the date of grant, an aggregate of approximately 400,000 shares of common stock to the officers and employees of TASA. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, none of these options were exercisable.

    In January 1996, the Company also adopted a stock option plan for nonemployee directors (the "Directors' Plan"), pursuant to which options to acquire a maximum aggregate of 180,000 shares of common stock may be granted to nonemployee directors. Options granted under the Directors' Plan do not qualify as incentive stock options within the meaning of Section 422 of the Code. The Directors' Plan provides for an automatic grant to each of the Company's nonemployee directors of an option to purchase 11,250 shares of common stock on the date of such director's initial election or appointment to the Board. The options will have an exercise price of 100% of the fair market value of the common stock on the date of grant, have a ten-year term and become exercisable in accordance with a vesting schedule determined by the Board of Directors.

    Options to purchase 11,250 shares of common stock at a purchase price per share equal to $6.65 per share, the fair market value of the common stock on the date of grant, were granted on January 24, 1996 to one nonemployee director. Half of these options vested on the date of the grant and the balance vested in

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED) two equal annual installments commencing one year after the date of grant. As of December 31, 1998, all were exercised.

    In September 1996, options to purchase an aggregate of 33,750 shares of common stock were granted to three directors under this plan at an exercise price per share equal to the initial public offering price per share, the fair value on the date of grant. Vesting is on terms similar to that of the previous director's grant. In December 1996, 11,250 of these options were cancelled and options to purchase 125,000 shares of common stock were granted at an exercise price of $14.00 (the initial public offering price). Of the total, 50,000 of such options vested on the closing of the initial public offering. In April 1997, in connection with this former director's resignation, the Company agreed that an additional 12,500 of such stock options would vest on June 1, 1997 and the unvested options totalling, 62,500 were cancelled. As of December 31, 1998, 42,880 options were exercised and 42,120 options are exercisable and will expire ten years from the date of grant.

    On October 7, 1997, a newly appointed director of the Company was granted options to purchase 11,250 shares of common stock at $23.625 per share, the market price on the date of grant. Half of these options vested on the date of the grant and the balance vests in two equal annual installments commencing one year after the date of grant. Such options will expire ten years from the date of grant. At December 31, 1998, 8,438 options were exercisable.

    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No.
123. The weighted average fair values of options granted during 1998, 1997 and 1996 were $11.58, $6.88 and $5.76, respectively. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of approximately 4.6%, 6.5% and 6.1% in 1998, 1997 and 1996 respectively; volatility factor of the expected market price of the Company's common stock of 24%, 27% and 25% in 1998, 1997 and 1996, respectively; a weighted average expected life of the option of 9 years in 1998 and 8 years in both 1997 and 1996 and no dividend yield in 1998, 1997 and 1996.

    Under the accounting provisions of SFAS No. 123, the Company's net income
(loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:

                                                                 1998       1997        1996
                                                               ---------  ---------  ----------
Net income (loss) applicable to common and Class B common
  stockholders...............................................  $   9,582  $  21,446  $  (39,511)
Net income (loss) per common and Class B common share
  Basic......................................................  $    0.27  $    0.63  $    (1.38)
  Diluted....................................................  $    0.26  $    0.62  $    (1.38)

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of the status of the Company's fixed stock option plans as of December 31, 1998, 1997 and 1996, and changes during the years ending on those dates is presented.

                                                           DECEMBER 31, 1998        DECEMBER 31, 1997       DECEMBER 31, 1996
                                                        -----------------------  -----------------------  ----------------------
                                                                     WEIGHTED                 WEIGHTED                WEIGHTED
                                                                      AVERAGE                  AVERAGE                 AVERAGE
                                                                     EXERCISE                 EXERCISE                EXERCISE
                                                          SHARES       PRICE       SHARES       PRICE      SHARES       PRICE
                                                        ----------  -----------  ----------  -----------  ---------  -----------
Outstanding at beginning of year......................   2,581,533   $   13.22      781,003   $    8.35     206,173   $    4.64
Granted...............................................   1,777,648       29.23    2,102,936       14.78     639,708        9.48
Exercised.............................................    (212,960)       7.75     (104,621)       8.65          --          --
Forfeited/cancelled...................................    (156,556)      16.93     (197,785)      12.96     (64,878)       7.72
                                                        ----------               ----------               ---------
Outstanding at end of year............................   3,989,665   $   20.51    2,581,533   $   13.22     781,003   $    8.35
                                                        ----------               ----------               ---------
                                                        ----------               ----------               ---------
Options exercisable at year-end.......................     325,108   $   13.66      158,463   $    8.44      66,875   $   13.38
                                                        ----------               ----------               ---------
                                                        ----------               ----------               ---------
Weighted average fair value of options granted during
  the year............................................               $   11.58                $    6.88               $    5.76

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1998.

                      OPTIONS OUTSTANDING                                      OPTIONS EXERCISABLE
             --------------------------------------                     ----------------------------------
                  NUMBER         WEIGHTED AVERAGE                            NUMBER           WEIGHTED
 EXERCISE     OUTSTANDING AT         REMAINING       WEIGHTED AVERAGE    EXERCISABLE AT        AVERAGE
   PRICE     DECEMBER 31, 1998   CONTRACTUAL LIFE     EXERCISE PRICE    DECEMBER 31, 1998  EXERCISE PRICES
-----------  -----------------  -------------------  -----------------  -----------------  ---------------
 $    4.46           14,491                1.4(years)     $    4.46            14,491         $    4.46
      4.77            5,485                0.9                4.77              5,486              4.77
      6.65          199,418                7.0                6.65             64,038              6.65
     10.37          120,022                1.7               10.37                 --                --
     12.88        1,165,336                8.0               12.88              7,157             12.88
     14.00           42,120                7.9               14.00             42,120             14.00
     15.00          518,509                8.9               15.00            129,628             15.00
     15.00           35,000                8.8               15.00              8,750             15.00
     19.00           22,441                8.6               19.00                 --                --
     21.50           45,000                7.0               21.50             45,000             21.50
     23.63           11,250                8.8               23.63              8,438             23.63
     23.75           24,450                9.9               23.75                 --                --
     24.00           39,679                4.4               24.00                 --                --
     25.13          100,000                9.8               25.13                 --                --
     25.50            1,500                8.3               25.50                 --                --
     25.63          104,755                8.5               25.63                 --                --
     26.13            2,100                8.6               26.13                 --                --
     26.25            5,370                8.5               26.25                 --                --
     26.88          800,000                9.9               26.88                 --                --
     29.50           50,000                9.9               29.50                 --                --
     29.59           98,739                3.8               29.59                 --                --
     30.00          184,000                9.8               30.00                 --                --
     38.00          400,000               10.0               38.00                 --                --
             -----------------                                                -------
                  3,989,665                                                   325,108         $   13.66
             -----------------                                                -------
             -----------------                                                -------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 13--PROVISION (BENEFIT) FOR INCOME TAXES

    The components of income (loss) before the provision (benefit) for income taxes, minority interests and equity in earnings (losses) of affiliates are as follows:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                    1998       1997        1996
                                                                                  ---------  ---------  ----------
Domestic........................................................................  $   3,756  $  14,745  $  (45,914)
Foreign.........................................................................     24,898     25,222      17,593
                                                                                  ---------  ---------  ----------
Total income (loss) before provision (benefit) for income taxes, minority interests and equity in earnings (losses) of affiliates.......................  $  28,654  $  39,967  $  (28,321)
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------

    The provision (benefit) for income taxes is as follows:

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1998       1997       1996
                                                                                    ---------  ---------  ---------
Current tax provision:
  U.S. Federal....................................................................  $     277  $     220  $     145
  State and local.................................................................        858      1,314        985
  Foreign.........................................................................     12,080      7,029      5,088
                                                                                    ---------  ---------  ---------
    Total current.................................................................     13,215      8,563      6,218
                                                                                    ---------  ---------  ---------
Deferred tax provision (benefit):
  U.S. Federal....................................................................      3,756      2,736      1,840
  State and local.................................................................        145        739       (321)
  Foreign.........................................................................     (3,295)     3,732      1,996
                                                                                    ---------  ---------  ---------
    Total deferred................................................................        606      7,207      3,515
                                                                                    ---------  ---------  ---------
    Total provision...............................................................  $  13,821  $  15,770  $   9,733
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 13--PROVISION (BENEFIT) FOR INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1998       1997
                                                                                               ---------  ---------
Current deferred tax assets (liabilities):
  Earned commissions.........................................................................  $  (5,124) $  (5,796)
  Allowance for doubtful accounts............................................................      5,493      4,309
  Work-in-process............................................................................     (5,224)    (6,222)
  Prepaid and other..........................................................................       (492)      (241)
  Accrued expenses and other liabilities.....................................................     (1,350)    (1,642)
  Tax loss carryforwards.....................................................................        259        220
                                                                                               ---------  ---------
    Total current deferred tax liability.....................................................     (6,438)    (9,372)
                                                                                               ---------  ---------
Noncurrent deferred tax assets (liabilities):
  Property and equipment.....................................................................     (1,577)    (1,237)
  Intangibles................................................................................       (541)      (627)
  Accrued expenses and other liabilities.....................................................      3,905     (1,998)
  Tax loss carryforwards.....................................................................      6,733     11,283
  Valuation allowance........................................................................     (1,921)    (2,219)
                                                                                               ---------  ---------
    Total noncurrent deferred tax asset......................................................      6,599      5,202
                                                                                               ---------  ---------
Net deferred tax asset (liability)...........................................................  $     161  $  (4,170)
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    At December 31, 1998, the Company has net operating loss carryforwards for U.S. Federal tax purposes of approximately $12,000 which expire through 2011. The Company has concluded that, based on expected future results and the future reversals of existing taxable temporary differences, it is more likely than not that the deferred tax assets will be realized. In addition, certain subsidiaries have operating loss carryforwards which are only useable by such subsidiary. Consequently, there is no reasonable assurance that the benefit of such loss carryforward can be used. Accordingly, a valuation allowance has been established.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 13--PROVISION (BENEFIT) FOR INCOME TAXES (CONTINUED)
    The provision for income taxes differs from the amount computed using the Federal statutory income tax rate as follows:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                    1998       1997        1996
                                                                                  ---------  ---------  ----------
Provision (benefit) at Federal statutory rate...................................  $   9,742  $  13,589  $   (9,629)
State income taxes, net of Federal income tax effect............................        662        844         278
Nondeductible expenses(1).......................................................      4,732      1,029         784
Nondeductible special charge and CEO bonus......................................        425        510      18,571
Foreign income taxes at other than the Federal statutory rate...................     (1,195)       482        (583)
Other...........................................................................       (545)      (684)        312
                                                                                  ---------  ---------  ----------
Income tax provision............................................................  $  13,821  $  15,770  $    9,733
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------

------------------------

(1) Primarily composed of amortization of intangible assets and meals and entertainment expense and, in addition, for 1998, nondeductible merger costs.

    Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries. Such earnings have been and will continue to be reinvested but could become subject to additional tax if they were remitted as dividends, or were loaned to the Company or a U.S. affiliate, or if the Company should sell its stock in the foreign subsidiaries. It is not practicable to determine the amount of additional tax, if any, that might be payable on the foreign earnings; however, the Company believes that foreign tax credits would substantially offset any U.S. tax. At December 31, 1998, the cumulative amount of reinvested earnings was approximately $14,000.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 14--COMMITMENTS AND CONTINGENCIES

(A) LEASES

    The Company leases its facilities and certain equipment under operating leases and certain equipment under capital leases. Future minimum lease commitments under both noncancellable operating leases and capital leases at December 31, 1998 are as follows:

                                                                           CAPITAL   OPERATING
                                                                           LEASES      LEASES
                                                                          ---------  ----------
1999....................................................................  $   4,869  $   18,171
2000....................................................................      3,650      17,532
2001....................................................................      1,633      16,271
2002....................................................................        592       9,273
2003....................................................................        127       4,986
Thereafter..............................................................     --          36,239
                                                                          ---------  ----------
                                                                             10,871  $  102,472
                                                                                     ----------
                                                                                     ----------
Less: Amount representing interest......................................      1,756
                                                                          ---------
Present value of minimum lease payments.................................      9,115
Less: Current portion...................................................      4,258
                                                                          ---------
                                                                          $   4,857
                                                                          ---------
                                                                          ---------

    Rent and related expenses under operating leases amounted to $18,772, $20,917, and $18,283 for the years ended December 31, 1998, 1997 and 1996, respectively.

(B) CONSULTING, EMPLOYMENT AND NONCOMPETE AGREEMENTS

    The Company has entered into various consulting, employment and noncompete agreements with certain management personnel and former owners of acquired businesses. These agreements are generally two to five years in length, with one for a term of fifteen years and two providing aggregate annual lifetime payments of approximately $135.

    Effective November 15, 1996, the Company entered into an employment agreement with its Principal Stockholder for a term ending on November 14, 2001. The agreement provides for automatic renewal for successive one year terms unless either party notifies the other to the contrary at least 90 days prior to its expiration. Under the agreement, the Principal Stockholder is entitled to a base salary of $1,500 per year and mandatory bonuses of $375 per quarter through November 1998 when the bonus provision of the agreement was eliminated. Such bonuses were waived by the Principal Stockholder. However, in compliance with the SEC's interpretation of the application of Staff Accounting Bulletin 79, Topic 5T "Accounting for Expenses or Liabilities paid by Principal Stockholder," the Company recorded in equal quarterly amounts for 1997 a total of $1,500 in bonus expense and increased the Additional Paid-in Capital account to complete the concept that the amount of the waived bonus was contributed to the Company by the Principal Stockholder. Because the amount was not and will never be paid, no tax benefit was accrued for this charge. The agreement also provides that the Company will pay the Principal Stockholder his base salary for the remaining term of the agreement in the event he is terminated for reasons other than cause.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 14--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The above agreements provide for the following aggregate annual payments:

                                                                                  DECEMBER 31,
                                                                                      1998
                                                                                  ------------
1999............................................................................   $    6,408
2000............................................................................        6,246
2001............................................................................        5,216
2002............................................................................          819
2003............................................................................          754
Thereafter......................................................................        1,704
                                                                                  ------------
                                                                                   $   21,147
                                                                                  ------------
                                                                                  ------------

(C) EMPLOYEE BENEFIT PLANS

    The Company has a 401(k) profit sharing plan covering all eligible employees. Employer matching contributions, which are a maximum of 2% of payroll of participating employees, amounted to $843, $751, and $678 for the years ended December 31, 1998, 1997 and 1996, respectively.

    Outside of the United States, the Company has employee benefit plans in the countries in which it operates. The costs for these plans amounted to $4,144, $3,489 and $2,959 for the years ended December 31, 1998, 1997 and 1996, respectively.

    In addition, the Company had a defined contribution profit sharing plan covering all eligible employees. Contributions, which are at the discretion of the Board of Directors, were not made in the years ended December 31, 1997 and 1996. The plan was terminated during 1997.

(D) LITIGATION

    The Company is subject to various claims, suits and complaints arising in the ordinary course of business. Although the outcome of these legal matters cannot be determined, it is the opinion of management that the final resolution of these matters will not have a material adverse effect on the Company's financial condition, operations or liquidity.

    On February 19, 1998, a class action complaint was filed against the Company by five former employees. The claims brought by the plaintiffs in the complaint are that the Company (a) misclassified the named plaintiffs and purported class members as exempt from the overtime requirements of California wage and hour law and failed to pay them overtime wages, (b) failed to pay accrued but unused vacation days at the time of termination, and (c) failed to pay accrued but unused personal days at the time of termination. The plaintiffs purport to represent a class of 450 former and current employees who are similarly situated. The Company intends to vigorously defend the claims brought by the plaintiffs and on March 18, 1998 responded to the complaint by filing an answer denying all allegations. Management presently believes that the disposition of these claims will not have a material adverse effect on the Company's financial position, operations or liquidity.

    In June 1997, a settlement of $275, which was paid by the Principal Stockholder under an indemnity agreement with the Company, was made relating to a November 1996 action of a former employee against

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 14--COMMITMENTS AND CONTINGENCIES (CONTINUED)
Old TMP, WCI and the Principal Stockholder. The complaint alleged, among other things, that the defendants breached purported contractual obligations pursuant to which the former employee was entitled to an ownership interest in the Company's recruitment advertising business.

    M & B has had proceedings issued against it for an amount of $3.4 million. These proceedings are in relation to the acquisition of the claimant's business in New Zealand prior to Morgan & Banks New Zealand Limited becoming a controlled entity of the M & B group. The directors of M & B are of the opinion that the claim is without substance and accordingly the action is being vigorously defended.

(E) OTHER

    (i) The Company is contingently liable on a note of the Principal Stockholder in the amount of approximately $1,600.

    (ii) The majority stockholder of an unconsolidated equity investee has an agreement which requires the Company to purchase his interest, based on a formula value, upon death. The value of his shares at December 31, 1998 is approximately $5,741 based on the formula.

NOTE 15--RELATED PARTY TRANSACTIONS

    (A) In August 1996, the Company entered into an agreement whereby it acquired the minority interest of a subsidiary for 46,350 shares of common stock. Such shares, valued at $672, were recorded as special compensation because the stockholder had received his shares in the subsidiary for no consideration and, accordingly, was not considered to have made a substantive investment for his shares.

    (B) The Company charged management and other fees to affiliates for services provided of approximately $651, $788 and $602 for the years ended December 31, 1998, 1997 and 1996, respectively. Such fees are reflected as a reduction of salaries and related costs in the accompanying supplemental consolidated statements of operations.

    (C) In January 1994, the Company acquired a 50% interest in an agency selling real estate advertising. In connection with this acquisition, the Company agreed to provide the agency with certain office and administrative services which amounted to $321 for the nine months ended September 30, 1997 at which time the arrangement was terminated. Payments of $875 and $725 were made in the years ended December 31, 1996 and 1995, respectively, in exchange for 50% of the agency's profits, as defined in the agreement. The Company also entered into three-year employment and consulting agreements with the two other stockholders of the agency and granted them the right to convert their agency shares into Company shares after an initial public offering. That conversion right, as amended, provided that those two stockholders may convert 25% of the agency's stock into unregistered common stock of the Company with a total value of $1,000 as of the effective date of conversion. The conversion was exercised in February 1997 and 61,848 shares of common stock were issued to these stockholders pursuant to the above agreement. Simultaneously, the Company transferred to such stockholders 50% of its interest in the agency, thus retaining a 25% interest and terminated its obligation to provide office and administrative services effective October 1, 1997.

    (D) The Company leases three offices from entities in which the Principal Stockholder and other stockholders have between a 49% and 90% ownership interest. Annual rent expense under these leases,

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 15--RELATED PARTY TRANSACTIONS (CONTINUED) which expire on various dates through the year 2013, amounts to approximately $863. In addition, an investee of the Company leases an office, at an annual rental of approximately $119, from a partnership in which the Principal Stockholder holds a 49% interest.

NOTE 16--SEGMENT AND GEOGRAPHIC DATA

    The Company is engaged in four lines of business, advertising (recruitment and yellow pages), Internet, executive search & selection and temporary contracting. Operations are conducted in several geographic regions: North America, the Pacific Rim (primarily in Australia, New Zealand and Japan) and Europe. The following is a summary of the Company's operations by business segment and by geographic segment, as of and for the years ended December 31, 1998, 1997, and 1996.

                                                                         SEARCH &       TEMPORARY
INFORMATION BY BUSINESS SEGMENT            ADVERTISING     INTERNET     SELECTION      CONTRACTING      TOTAL
----------------------------------------  --------------  -----------  ------------  ---------------  ----------
December 31, 1998
Revenue
  Traditional sources...................    $  271,002     $      --    $  167,180     $   211,089    $  649,271
  Internet..............................         3,492        46,421           245              --        50,158
                                          --------------  -----------  ------------  ---------------  ----------
Total revenue...........................       274,494        46,421       167,425         211,089       699,429
                                          --------------  -----------  ------------  ---------------  ----------
Operating expenses:
  Salaries and related costs, office &
    general and CEO bonus...............       225,168(a)     48,268       149,969(a)        28,087      451,492
  Temporary contracting costs...........            --            --            --         175,133       175,133
  Merger costs..........................         2,600            --        19,812              --        22,412
  Amortization of intangibles...........         8,522           234           542             103         9,401
                                          --------------  -----------  ------------  ---------------  ----------
Total expenses..........................       236,290        48,502       170,323         203,323       658,438
                                          --------------  -----------  ------------  ---------------  ----------
Operating income (loss).................    $   38,204     $  (2,081)   $   (2,898)    $     7,766        40,991
                                          --------------  -----------  ------------  ---------------
                                          --------------  -----------  ------------  ---------------
Other expense:
  Interest expense, net.................             *             *             *               *       (10,607)
  Other, net............................             *             *             *               *        (1,730)
                                                                                                      ----------
Income before provision for income
  taxes, minority interests and equity
  in losses of affiliates...............             *             *             *               *    $   28,654
                                                                                                      ----------
                                                                                                      ----------
Total assets............................    $  544,912     $  34,682    $   65,989     $    28,117    $  673,700
                                          --------------  -----------  ------------  ---------------  ----------
                                          --------------  -----------  ------------  ---------------  ----------

------------------------

(a)  Includes Internet expenses of $2,719.

*   Not allocated.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 16--SEGMENT AND GEOGRAPHIC DATA (CONTINUED)

                                                                         SEARCH &       TEMPORARY
INFORMATION BY BUSINESS SEGMENT            ADVERTISING     INTERNET     SELECTION      CONTRACTING      TOTAL
----------------------------------------  --------------  -----------  ------------  ---------------  ----------
December 31, 1997
Revenue
  Traditional sources...................    $  229,041     $      --    $  154,897     $   186,458    $  570,396
  Internet..............................         2,691        16,779            --              --        19,470
                                          --------------  -----------  ------------  ---------------  ----------
Total revenue...........................       231,732        16,779       154,897         186,458       589,866
                                          --------------  -----------  ------------  ---------------  ----------
Operating expenses:
  Salaries and related costs, office &
    general and CEO bonus...............       191,626(a)     22,818       141,327          23,894       379,665
  Temporary contracting costs...........            --            --            --         155,133       155,133
  Amortization of intangibles...........         5,993           167           565             117         6,842
                                          --------------  -----------  ------------  ---------------  ----------
Total expenses..........................       197,619        22,985       141,892         179,144       541,640
                                          --------------  -----------  ------------  ---------------  ----------
Operating income (loss).................    $   34,113     $  (6,206)   $   13,005     $     7,314        48,226
                                          --------------  -----------  ------------  ---------------
                                          --------------  -----------  ------------  ---------------
Other income (expense):
  Interest expense, net.................             *             *             *               *        (8,891)
  Other, net............................             *             *             *               *           632
                                                                                                      ----------
Income before provision for income
  taxes, minority interests and equity
  in losses of affiliates...............             *             *             *               *    $   39,967
                                                                                                      ----------
                                                                                                      ----------
Total assets............................    $  499,413     $  13,928    $   68,388     $    26,650    $  608,379
                                          --------------  -----------  ------------  ---------------  ----------
                                          --------------  -----------  ------------  ---------------  ----------

------------------------

(a)  Includes Internet expenses of $2,018.

*   Not allocated.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 16--SEGMENT AND GEOGRAPHIC DATA (CONTINUED)

                                                                         SEARCH &       TEMPORARY
INFORMATION BY BUSINESS SEGMENT            ADVERTISING     INTERNET     SELECTION      CONTRACTING      TOTAL
----------------------------------------  --------------  -----------  ------------  ---------------  ----------
December 31, 1996
Revenue
  Traditional sources...........   $ 171,314    $      --    $ 121,162     $ 132,110    $ 424,586
  Internet......................         661        6,278           --            --        6,939
                                  -----------  -----------  -----------  -------------  ---------
Total revenue...................     171,975        6,278      121,162       132,110      431,525
                                  -----------  -----------  -----------  -------------  ---------
Operating expenses:
  Salaries and related costs,
    office & general and CEO
    bonus.......................     145,109(a)      8,553     109,494        14,926      278,082
  Temporary contracting costs...          --           --           --       110,408      110,408
  Amortization of intangibles...       4,216          224          231            61        4,732
  Special compensation..........      52,019           --           --            --       52,019
                                  -----------  -----------  -----------  -------------  ---------
Total expenses..................     201,344        8,777      109,725       125,395      445,241
                                  -----------  -----------  -----------  -------------  ---------
Operating income (loss).........   $ (29,369)   $  (2,499)   $  11,437     $   6,715      (13,716)
                                  -----------  -----------  -----------  -------------
                                  -----------  -----------  -----------  -------------
Other expense:
  Interest expense, net.........           *            *            *             *      (14,126)
  Other, net....................           *            *            *             *         (479)
                                                                                        ---------
Loss before provision for income
  taxes, minority interests and
  equity in earnings of
  affiliates....................           *            *            *             *    $ (28,321)
                                                                                        ---------
                                                                                        ---------
Total assets....................   $ 343,934    $   5,481    $  60,086     $  24,392    $ 433,893
                                  -----------  -----------  -----------  -------------  ---------
                                  -----------  -----------  -----------  -------------  ---------

------------------------

(a)  Includes Internet expenses of $496.

*   Not allocated.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 16--SEGMENT AND GEOGRAPHIC DATA (CONTINUED)

                                                                                UNITED    CONTINENTAL
INFORMATION BY GEOGRAPHIC REGION:                NORTH AMERICA   PACIFIC RIM   KINGDOM      EUROPE       TOTAL
-----------------------------------------------  --------------  -----------  ----------  -----------  ----------
December 31, 1998
  Total revenue................................   $    262,510    $ 273,101   $  109,179   $  54,639   $  699,429
  Income (loss) before taxes, minority
    interests and equity in earnings of
    affiliates.................................          6,150       14,996        5,902       1,606       28,654
  Long-lived assets............................         94,402       32,122       87,563      47,871      261,958
December 31, 1997
  Total revenue................................   $    231,733    $ 260,101   $   78,593   $  19,439   $  589,866
  Income before taxes, minority interests and
    equity in earnings of affiliates...........         14,539       16,326        4,647       4,455       39,967
  Long-lived assets............................         85,390       32,336       81,493      21,711      220,930
December 31, 1996
  Total revenue................................   $    182,842    $ 194,344   $   31,799   $  22,540      431,525
  Income (loss) before taxes, minority
    interests and equity in earnings of
    affiliates*................................        (46,304)*     14,902        2,216         865      (28,321)
  Long-lived assets............................         74,879       31,781        7,225       1,542      115,427

------------------------

* Includes non-cash, non-recurring special compensation and interest expense of $52,019 and $2,603, respectively.

NOTE 17--SUBSEQUENT EVENT

    On March 11, 1999 the Company and LAI Worldwide ("LAI") announced that they had entered into an agreement by which the Company will acquire all of the outstanding shares of LAI in exchange for TMP common stock in accordance with the terms of the agreement. The transaction is expected to be accounted for as a pooling of interests.

    The acquisition is anticipated to close in the third quarter of 1999. It is estimated that costs associated with the merger, including a non-cash charge of $2.7 million to reflect the accelerated vesting of equity incentives due LAI employees, will be approximately $6.0 million.

    Under the terms of the agreement, each share of LAI stock will be exchanged for 0.1321 shares of the Company common stock, assuming that the average share price of the Company's common stock for the 20 days ending on the 2nd day prior to closing is between $42.00 and $64.00 per share. Should such 20-day average share price fall below $42.00 per share, unless the Company elects to terminate the acquisition, the exchange ratio will be adjusted to that obtained by dividing $5.55 by the Company's 20-day average stock price measured prior to closing. Should such 20-day average share price exceed $64.00 per share, the exchange ratio will be adjusted to that obtained by dividing $8.45 by the Company's 20-day average stock price measured prior to closing, but not below that which would provide LAI shareholders with a fraction of a share of the Company's common stock equal to $5.55. Based on the exchange ratio of 0.1321, the Company expects to issue approximately 1.2 million shares, including the effect of options. The agreement is subject to customary closing conditions, including approval by the shareholders of LAI.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TMP Worldwide Inc.
New York, New York

    The audits referred to in our report dated June 7, 1999, relating to the supplemental consolidated financial statements of TMP Worldwide Inc. and Subsidiaries, included the audits of the supplemental consolidated financial statement schedule listed in the accompanying index. This supplemental consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the supplemental consolidated financial statement schedule based upon our audits.

    In our opinion the supplemental consolidated financial statement schedule presents fairly, in all material respects, the information set forth therein.

                                                   /s/ BDO Seidman, LLP

                                          --------------------------------------
                                                     BDO Seidman, LLP

New York, New York
June 7, 1999

                            SUPPLEMENTAL SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                      COLUMN B       COLUMN C ADDITIONS                   COLUMN E
                                                    ------------  ------------------------               -----------
                     COLUMN A                        BALANCE AT   CHARGED TO   CHARGED TO    COLUMN D    BALANCE AT
--------------------------------------------------  BEGINNING OF   COSTS AND      OTHER     -----------    END OF
                   DESCRIPTIONS                        PERIOD      EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
--------------------------------------------------  ------------  -----------  -----------  -----------  -----------
Allowance for doubtful accounts
  Year ended December 31, 1996....................   $    5,581    $   3,317    $ 2,211(1)   $   2,261    $   8,848
  Year ended December 31, 1997....................   $    8,848    $   3,845    $ 1,983(1)   $   2,983    $  11,693
  Year ended December 31, 1998....................   $   11,693    $   5,891    $   419(1)   $   3,615    $  14,388
Restructuring reserves
  Year ended December 31, 1997....................   $       --    $      --    $  17,663    $     862    $  16,801
  Year ended December 31, 1998....................   $   16,801    $      --    $  10,020    $  10,651    $  16,170

------------------------

(1) Initial reserves of acquired companies.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                TMP WORLDWIDE INC.

                                By:  /s/ THOMAS G. COLLISON
                                     -----------------------------------------
                                     Thomas G. Collison
                                     VICE CHAIRMAN

Dated: June 10, 1999